Exhibit 10.1

CONFIDENTIAL	Execution Version

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

LICENSE AGREEMENT

by and between

IRONWOOD PHARMACEUTICALS, INC.

and

ARDEA BIOSCIENCES, INC.

April 26, 2016

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	LICENSE GRANT AND OTHER GRANTS OF RIGHTS		14

	2.1.	License to Ironwood	14

	2.2.	License to AstraZeneca	15

	2.3.	Joint Technology and Development Data	15

	2.4.	Rights of Reference	15

	2.5.	Use of Contractors	16

	2.6.	Sublicensing	17

	2.7.	Technology Transfer	17

	2.8.	Rights to Verinurad Products	18

	2.9.	[**] Restriction	19

	2.10.	Section 365(n)	19

	2.11.	No Other Rights	20

3.	DEVELOPMENT		20

	3.1.	Responsibility	20

	3.2.	Zurampic Product	20

	3.3.	Allopurinol Combination Product Development	23

	3.4.	Amendments to Development Plans and Development Budgets	23

	3.5.	Development Expenses	24

	3.6.	Reports of Development Activities	24

	3.7.	Additional Development Activities	24

4.	REGULATORY MATTERS		24

	4.1.	Ownership of Regulatory Submissions and Regulatory Approvals	24

	4.2.	Regulatory Responsibility	24

	4.3.	Clinical Trial Responsibilities	26

	4.4.	Global Safety Database	27

5.	ANCILLARY AGREEMENTS		27

	5.1.	Clinical Supply Agreement	27

	5.2.	Pharmacovigilance Agreement	27

6.	COMMERCIALIZATION; ADDITIONAL COVENANTS AND RESPONSIBILITIES		28

i

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

	6.1.	Commercialization	28

	6.2.	Executive Meetings	28

	6.3.	Publication	29

	6.4.	Clinical Study Results	29

	6.5.	Product Promotional Materials	29

	6.6.	Financial Statements Required by Rule 3-05 of Regulation S-X	29

	6.7.	[**] Agreements	29

7.	CONSIDERATION		30

	7.1.	Upfront Payment	30

	7.2.	Milestones	30

	7.3.	Royalties; Adjustment	31

	7.4.	Development Expenses	32

	7.5.	Expense Limitations	35

	7.6.	Records and Audits	36

	7.7.	Taxes and Withholding	37

	7.8.	Currency	38

	7.9.	Method of Payments	38

	7.10.	Confidentiality	38

	7.11.	Reconciliation	39

	7.12.	Interest	39

8.	COVENANTS		39

	8.1.	Confidentiality	39

	8.2.	Compliance with Law	43

	8.3.	Business Ethics	43

	8.4.	Export Restrictions	44

9.	REPRESENTATIONS AND WARRANTIES		45

	9.1.	Representations and Warranties of Each Party	45

	9.2.	Additional Representations, Warranties and Covenants of AstraZeneca	45

	9.3.	Additional Representations and Warranties of Ironwood	48

	9.4.	Representation by Legal Counsel	49

	9.5.	No Inconsistent Agreements	49

	9.6.	Disclaimer	49

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

10.	INTELLECTUAL PROPERTY		49

	10.1.	Disclosure	49

	10.2.	Ownership	49

	10.3.	Intellectual Property Working Group	50

	10.4.	Prosecution and Maintenance of Patent Rights	51

	10.5.	Trademarks and Domain Names	53

	10.6.	Enforcement and Defense of Technology Rights	58

	10.7.	Third Party Claims	60

	10.8.	Third Party Licenses	62

	10.9.	Patent Marking	63

	10.10.	Patent Certifications	63

	10.11.	Privileged Communications	63

11.	TERM AND TERMINATION		64

	11.1.	Term	64

	11.2.	Termination for Cause	64

	11.3.	Termination for Convenience	65

	11.4.	Termination for Failure of the Occurrence of the Effective Date	65

	11.5.	Competing Product	65

	11.6.	Effects of Termination and Expiration	66

	11.7.	Survival of Certain Obligations	67

12.	PRODUCT LIABILITY, INDEMNIFICATION, AND INSURANCE		68

	12.1.	Indemnification by AstraZeneca	68

	12.2.	Indemnification by Ironwood	69

	12.3.	Procedure	70

	12.4.	Insurance	70

	12.5.	Liability Limitations	70

13.	GUARANTEE		71

14.	MISCELLANEOUS		71

	14.1.	Governing Law; Jurisdiction; Dispute Resolution	71

	14.2.	Force Majeure	73

	14.3.	HSR Filings	73

	14.4.	Additional Approvals	74

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

14.5.	Waiver and Non-Exclusion of Remedies	74

14.6.	Notices	74

14.7.	Entire Agreement	76

14.8.	Effectiveness	76

14.9.	Language	76

14.10.	Amendment	76

14.11.	Assignment	76

14.12.	No Benefit to Others	77

14.13.	Counterparts	77

14.14.	Severability	77

14.15.	Further Assurance	77

14.16.	Publicity	77

14.17.	Certain Conventions	77

14.18.	Relationship of the Parties	78

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBITS

Exhibit A	Zurampic Development Plan
Exhibit B	Allopurinol Combination Product Development Plan
Exhibit C-1	Ironwood Press Release
Exhibit C-2	AstraZeneca Press Release

Schedules

Schedule 1.93	Licensed Compound
Schedule 1.137	[**] High Level Results
Schedule 1.151	[**] Interim High Level Results
Schedule 1.157	Verinurad
Schedule 3.7	Additional Development Activities
Schedule 5.1	Clinical Supply Agreement Exceptions
Schedule 6.1.2	Commercialization Plan
Schedule 9.2(a)	AstraZeneca Patent Rights
Schedule 10.5.1	Product Domain Names for the Zurampic Product and ZURAMPIC® Marks
Schedule 10.5.2	Possible Trademarks and Domain Names for Allopurinol Combination Product

v

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into on this 26th day of April, 2016 (the “Execution Date”), by and among Ironwood Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Ironwood”), Ardea Biosciences, Inc., a corporation organized under the laws of Delaware (“AstraZeneca”), and solely with respect to Section 13.1, Zeneca Inc., a corporation organized under the laws of Delaware.  Ironwood and AstraZeneca may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            AstraZeneca and/or its Affiliates are engaged in the development and manufacture of the Zurampic Product and the Allopurinol Combination Product.

B.            Ironwood is engaged in the research, development, manufacture and commercialization of human pharmaceutical products.

C.            AstraZeneca desires to grant to Ironwood and Ironwood desires to receive an exclusive license to develop and manufacture the Products throughout the world for marketing and distribution in the Territory and to market and develop the Products in the Territory, in each case on the terms and conditions set forth in this Agreement.

D.            AstraZeneca desires to grant to Ironwood, and Ironwood desires to receive, an exclusive right of first negotiation and right of last refusal for an exclusive license agreement with respect to the Verinurad Products in the Verinurad Field in the Territory on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      DEFINITIONS

For purposes of this Agreement, the following terms, when used in this Agreement, have the meanings assigned to them in this Article 1.

1.1          “[**]” is defined in Section 1.93.

1.2          “Accounting Standards” means GAAP, International Financial Reporting Standards or such other similar national standards as a Party, Affiliate or its or their Sublicensee adopts, in each case, consistently applied.

1.3          “Additional Development Activities” is defined in Section 3.7.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.4          “Additional Voluntary PMR Expenses” is defined in Section 3.4.

1.5          “Affiliate” means, with respect to a Person, any Person that controls, is controlled by, or is under common control with such first Person, including, with respect to AstraZeneca, AstraZeneca UK Limited and AstraZeneca AB. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than 50% of the outstanding voting securities or other ownership interests of such Person.

1.6          “Agreement” is defined in the Introduction.

1.7          “Allopurinol Combination Product” means the [**].

1.8          “Allopurinol Combination Product Development Budget” is defined in Section 3.3.1.

1.9          “Allopurinol Combination Product Development Plan” is defined in Section 3.3.1.

1.10        “Ancillary Agreements” means the Commercial Supply Agreement, the Clinical Supply Agreement, the Pharmacovigilance Agreement and the Transitional Services Agreement and any other agreement entered into after the Execution Date between the Parties or their respective Affiliates, which agreement is designated in writing as an “Ancillary Agreement” under this Agreement.

1.11        “Anti-Corruption Laws” is defined in Section 8.3.1.

1.12        “Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any governmental authority or Regulatory Authority in the Territory or otherwise having jurisdiction over any portion of the Parties’ activities under this Agreement, as amended from time to time.

1.13        “Arbitrators” is defined in Section 14.1.3(a).

1.14        “AstraZeneca” is defined in the Introduction.

1.15        “AstraZeneca House Marks” means AstraZeneca’s and its Affiliates’ trade names, corporate names and corporate logos and any Trademark that consists of or incorporates any of the foregoing.

1.16        “AstraZeneca Indemnified Party” is defined in Section 12.2.

1.17        “AstraZeneca Know-How” means [**].  The AstraZeneca Know-How defined in clause (a) of this Section 1.17 shall not include any [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.18        “AstraZeneca Patent Rights” means [**].  For clarity, AstraZeneca Patent Rights include any Collaboration Patent Rights included in the AstraZeneca Patent Rights but do not include any Joint Patent Rights or Ironwood Collaboration Patent Rights.

1.19        “AstraZeneca Technology” means AstraZeneca’s and its Affiliates’ interest in (a) the AstraZeneca Know-How and (b) the AstraZeneca Patent Rights.

1.20        “AstraZeneca TSA Know-How” means Know-How that is [**].

1.21        “AstraZeneca TSA Patent Rights” means any Patent Rights [**].

1.22        “Audited Party” is defined in Section 7.6.2.

1.23        “Auditing Party” is defined in Section 7.6.2.

1.24        “Authorized Recipients” is defined in Section 8.1.1.

1.25        “Authorized Representatives” is defined in Section 8.3.2.

1.26        “Bankruptcy” is defined in Section 11.2.3.

1.27        “Business Day” means a day other than Saturday or Sunday on which banking institutions in both New York, New York and London, England are open for business.

1.28        “Calendar Quarter” means each of the three consecutive month periods ending on March 31, June 30, September 30, and December 31.

1.29        “C.F.R” means the Code of Federal Regulations, as may be amended from time to time.

1.30        “Change of Control” means, with respect to a Person, any of the following: (a) the sale or disposition of all or substantially all of the assets of such Person to a Third Party, (b) the acquisition by a Third Party, directly or indirectly, other than an employee benefit plan (or related trust) sponsored or maintained by such Person or any of its Affiliates, of more than fifty percent (50%) of such Person’s outstanding shares of voting capital stock or similar equity (e.g., capital stock entitled to vote generally for the election of directors), (c) the appointment or election to the board of directors or other governing board of such Person of members constituting a majority of such board who were not appointed, approved or recommended for election by the board as constituted immediately prior to the appointment or election of such majority, (d) the merger or consolidation of such Person with or into another corporation or entity, or (e) a liquidation or dissolution of such Person or any direct or indirect parent of such Person, excluding, in the case of (b) or (d) above, an acquisition or a merger or consolidation of a Person in which holders of shares of such Person’s voting capital stock or similar equity immediately prior to the acquisition, merger or consolidation have more than fifty percent (50%) of the ownership of voting capital stock or similar equity of the acquiring Third Party or the surviving corporation or entity in such merger or consolidation, as the case may be, immediately after the merger or consolidation.  Notwithstanding the foregoing, a Change of Control

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

will not be deemed to occur on account of a sale of assets, merger or other transaction effected exclusively for the purpose of changing the corporate domicile or legal form of such Person.

1.31        “Claim” is defined in Section 14.1.3(a).

1.32        “Clinical Supply Agreement” is defined in Section 5.1.

1.33        “Clinical Trial Material” means the Licensed Compound or any Existing Product in finished dosage form (or in such other form as determined in accordance with the Clinical Supply Agreement) that is used in clinical trials, but not for commercial sale.

1.34        “Collaboration Development Data” means any (a) pharmacology, toxicology and other biological data included in the Collaboration Technology that was created to support a Regulatory Submission in the Territory and (b) clinical data included in the Collaboration Technology, including any data from any trial detailed in a Development Plan.  For clarity, Product Development Data does not include the Collaboration Development Data.

1.35        “Collaboration Know-How” means Know-How that is invented, conceived, or developed by or on behalf of either Party’s or both Parties’ (or their Affiliates’) employees or Third Parties acting on such Party’s or Parties’ (or their Affiliates’) behalf, in each case in the course of such Party’s or Parties’ (or their Affiliates’) performance of activities under a Development Plan.  Collaboration Know-How shall not include Development Data.

1.36        “Collaboration Patent Rights” means Patent Rights claiming Collaboration Know-How.

1.37        “Collaboration Technology” means Collaboration Know-How and Collaboration Patent Rights, and all other intellectual property rights in any of the foregoing.

1.38        “Combination Domain Name” is defined in Section 10.5.2.

1.39        “Combination Product” means a Product that contains a Licensed Compound in combination with one or more other products or active ingredients and the manufacture, use or sale of such other products or active ingredients are not Covered by a Patent Right Controlled by AstraZeneca.

1.40        “Combination Trademark” is defined in Section 10.5.2.

1.41        “Commercial Supply Agreement” means the Commercial Supply Agreement by and between AstraZeneca Pharmaceuticals LP and Ironwood executed as of even date herewith.

1.42        “Commercial Supply Price” will have the same meaning set forth in the Commercial Supply Agreement as “Supply Price.”

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.43        “Commercialization” means any and all activities of importing, marketing, promoting, distributing, offering for sale, or selling a Product in the Territory, including for example pre-First Commercial Sale market development activities conducted in anticipation of Regulatory Approval of a Product, seeking pricing reimbursement approvals for Product, if applicable, preparing advertising and promotional materials and sales force training.  Commercialization does not include Development or Manufacturing. When used as a verb, “Commercialize” means to engage in Commercialization.

1.44        “[**]” means, [**].

1.45        “Competing Product” means any pharmaceutical product, other than a Product, that is [**]

1.46        “Confidential Information” means, subject to Sections 8.1.2 and 8.1.3, any and all data, results, Know-How (including the Ironwood Know-How and AstraZeneca Know-How) and business information, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party under this Agreement or any Ancillary Agreement or prior to the Effective Date.  For the avoidance of doubt, information disclosed pursuant to Section 3.6 by one Party to the other Party regarding Product Development Activities shall be considered the Confidential Information of the disclosing Party.

1.47        “Control” or “Controlled” means, with respect to any intellectual property right or Know-How of a Party or any of its Affiliates or, as applicable, Future Acquirer, that the Party or its Affiliates or, as applicable, a Future Acquirer (a) owns, has an interest in, or, other than pursuant to this Agreement, has a license to such intellectual property right or Know-How and (b) has the ability to grant access, a license or a sublicense to such intellectual property right or Know-How to the other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party, provided, however, that any intellectual property right or Know-How Controlled by a Future Acquirer of a Party will not be treated as “Controlled” by such Party for purposes of this Agreement except to the extent that such intellectual property right or Know-How is (i) developed, acquired or otherwise Controlled by such Future Acquirer of such Party prior to the time such Future Acquirer qualifies as such, pursuant to or in connection with a license or other agreement with such Party, whether owned by such Party or such Future Acquirer (for purposes of this definition, such intellectual property rights and Know-How, the “Related IP”) as of the effective date of the applicable Change of Control of the relevant Party, (ii) developed or acquired by such Future Acquirer following such Change of Control with the use of the such Party’s Know-How or any Related IP or (iii) used in the development, manufacture or commercialization of a Licensed Compound or Product after the effective date of the applicable Change of Control of such Party by the Future Acquirer.

1.48        “Core PMR Expenses” is defined in Section 7.4.1(d).

1.49        “Cover”, “Covering” or “Covered” means, with respect to any Patent Right, that the manufacture, use, offer for sale, sale or import of any article or composition of matter,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

or the practice of any process or method, infringes at least one (1) Valid Claim of such Patent Right (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue without modification).

1.50        “Database Costs” is defined in Section 4.4.2.

1.51        “Development” means all activities performed by or on behalf of AstraZeneca in the performance of a Development Plan. Development will not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

1.52        “Development Budget” means the Zurampic Development Budget or the Allopurinol Combination Product Development Budget.

1.53        “Development Data” means Collaboration Development Data and Product Development Data.

1.54        “Development Expense” means, subject to Section 7.4.2, with respect to the [**] in accordance with Section 7.5 and [**].

1.55        “Development Plan” is defined in Section 3.4.

1.56        “Development Termination Event” is defined in Section 3.2.2(b).

1.57        “[**]” means the [**].

1.58        “Disclosing Party” is defined in Section 8.1.1.

1.59        “Effective Date” means the later of (a) the date on which the Parties confirm in writing, pursuant to Section 14.3, that no HSR Filing is required or (b) if an HSR Filing is required, the date on which all applicable waiting periods under the HSR Act with respect to the transactions contemplated under this Agreement have expired or have been terminated.

1.60        “Execution Date” is defined in the Introduction.

1.61        “Existing Products” means the Zurampic Product and the Allopurinol Combination Product.

1.62        “Field” means [**].

1.63        “First Commercial Sale” means, with respect to a Product, the first sale of such Product under this Agreement for use in the Field to a Third Party in the Territory, after the NDA for such Product has been approved for use in the Field by the competent Regulatory Authorities.

1.64        “First Phase IIb Clinical Trial” is defined in Section 2.8.2.

1.65        “Force Majeure” is defined in Section 14.2.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.66        “FTE Rate” means the amount to be paid [**].  The FTE Rate will be [**].  The FTE Rate for a full-time equivalent for a Calendar Quarter shall equal [**] of the foregoing annual rate.

1.67        “[**]” is defined in Section 2.8.10.

1.68        “Future Acquirer” means the Third Party to any Change of Control transaction and such Third Party’s Affiliates immediately prior to the Change of Control.

1.69        “GAAP” means United States generally accepted accounting principles, as in effect from time to time.

1.70        “Generic Equivalent” means, with respect to a Product, any pharmaceutical product that [**].

1.71        “Good Clinical Practice” or “GCP” means the standards of good clinical practice as are required by governmental agencies in countries in which the Products are intended to be sold under this Agreement.

1.72        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.73        “HSR Filing” is defined in Section 14.3.

1.74        “ICC” is defined in Section 14.1.3(a).

1.75        “Indemnified Party” is defined in Section 12.3.

1.76        “Indemnifying Party” is defined in Section 12.3.

1.77        “Indirect Taxes” means VAT, sales taxes, consumption taxes and other similar taxes required by law to be disclosed on a Tax Invoice.

1.78        “Infringement” is defined in Section 10.6.1.

1.79        “IPWG” is defined in Section 10.3.

1.80        “Ironwood” is defined in the Introduction.

1.81        “Ironwood Collaboration Patent Rights” is defined in Section 10.4.1.

1.82        “Ironwood House Marks” means Ironwood’s and its Affiliates’ trade names, corporate names and corporate logos and any Trademark that consists of or incorporates any of the foregoing.

1.83        “Ironwood Indemnified Party” is defined in Section 12.1.

1.84        “Ironwood Know-How” means [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.85        “Ironwood Patent Right” means any [**].

1.86        “Ironwood Technology” means Ironwood’s and its Affiliates’ interest in [**].

1.87        “Joint Know-How” means any Collaboration Know-How that is invented, conceived or developed jointly by one or more employees of Ironwood or its Affiliates (or any Third Party or Third Parties acting on any of their behalf) and one or more employees of AstraZeneca or its Affiliates (or any Third Party or Third Parties acting on any of their behalf).

1.88        “Joint Patent Right” means any Patent Right that claims Joint Know-How.

1.89        “Joint Technology” means Joint Know-How, Joint Patent Rights, and all other intellectual property rights therein.

1.90        “Know-How” means all inventions, discoveries, data (including Development Data), information (including scientific, technical or regulatory information), processes, methods, techniques, materials, technology, results, analyses, laboratory, non-clinical and clinical data, commercial materials or other know-how, whether or not patentable, including without limitation pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, absorption, distribution, metabolism and excretion studies, clinical and non-clinical safety and efficacy studies, marketing studies and materials (including patient marketing materials), training materials and digital content from Product websites (including content from websites hosted on a Product Domain Name).

1.91        “Knowledge” means, with respect to AstraZeneca and its Affiliates: [**], and with respect to Ironwood, [**].

1.92        “Liabilities” means all losses, damages, liabilities, settlements, penalties, fines and expenses (including reasonable attorneys’ fees and expenses) arising from claims against the Parties or their respective Affiliates or any of their respective employees, officers, directors, agents or permitted Sublicensees by Third Parties (such claims, “Third Party Claims”).

1.93        “Licensed Compound” means the compound generally referred to as “lesinurad” and [**].

1.94        “Major Markets” means [**].

1.95        “Manufacture,” “Manufactured” or “Manufacturing” means all activities involved in the production, storing, handling, packaging, and labeling of any Licensed Compound or Product to be Developed or Commercialized under this Agreement.

1.96        “Milestone Event” is defined in Section 7.2.2.

1.97        “NBO” is defined in Section 2.8.6(b).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.98        “Net Sales” means, with respect to any period, the gross amounts invoiced by Ironwood, its Affiliates or Sublicensees, as applicable (including any purchases of Licensed Compound from Ironwood, its Affiliates or Sublicensees), to Third Parties for sales of the Product in the Field in the Territory, less the following deductions to the extent included in the gross invoiced sales price for the Product or otherwise directly paid or incurred by Ironwood, its Affiliates or Sublicensees, with respect to the sale of the Product in the Territory: (a) trade, quantity or cash discounts credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, or damaged goods; (b) rebates and chargebacks allowed, given or accrued (including, but not limited to, cash, governmental and managed care rebates, hospital or other buying group chargebacks, and governmental taxes in the nature of a rebate based on usage levels or sales of the Product); (c) sales, excise, turnover, inventory, and similar taxes (not offset or refunded, except in the case of value added taxes) assessed on the sale of the Product; (d) bad debts reserved for on the basis utilized by Ironwood in its branded pharmaceutical business generally or, if greater, bad debts actually written off, in each case which are attributable to sales of Product; (e) administrative fees paid to group purchasing organization, managed care entities or other similar types of organizations or networks participating in the distribution and/or sales of the Product; (f) amounts paid or credited to customers for inventory management services; (g) any other similar and customary deductions that are consistent with GAAP; and (h) an allowance for transportation costs, distribution expenses, special packaging and related insurance charges, freight and insurance charges, taken in accordance with Ironwood’s standard practices applicable to other of Ironwood’s products, which allowance will in no event exceed [**] of the amount arrived at after application of items (a) to (g) above.  Net Sales will be determined in accordance with applicable Accounting Standards.  Without limiting the generality of the foregoing, sales, transfers, or dispositions of Product for charitable, promotional (including samples), non-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of Product among a Party and its Affiliates or Sublicensees.

Net Sales of Combination Products will be calculated by first determining Net Sales of such Combination Product (in its entirety) pursuant to the foregoing and then multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the relevant Licensed Compound if sold separately as a single agent Product in the Territory and B is the gross invoice price of the other active ingredient(s) sold as single agent product(s) included in the Combination Product if sold separately in the Territory.  In the event no such separate sales are made by Ironwood, its Affiliates or Sublicensees, in the Territory, Net Sales of the Combination Product will be calculated by multiplying such Net Sales by a fraction fairly and reasonably reflecting the relative value contributed by the relevant Licensed Compound or Product to the total value of the Combination Product as determined by the Parties in good faith.  Notwithstanding anything to the contrary herein, the Allopurinol Combination Product shall be considered a Product, but not a “Combination Product” for the purposes of this Section 1.98.

1.99        “New Data” is defined in Section 2.8.8.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.100      “New Drug Application” or “NDA” means a new drug application filed with a Regulatory Authority (not including pricing and reimbursement approval), that is analogous to the new drug application with the United States Food and Drug Administration described in 21 C.F.R. § 314.

1.101      “[**] Agreements” is defined in Section 1.57.

1.102      “Officials” is defined in Section 8.3.2.

1.103      “Order” is defined in Section 8.1.3(a)(i).

1.104      “Party” and “Parties” is defined in the Introduction.

1.105      “Patent Rights” means any and all (a) U.S. or foreign patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (b) all U.S. or foreign patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (c) any other form of government-issued right substantially similar to any of the foregoing.

1.106      “Payments” is defined in Section 7.7.1.

1.107      “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or entity.

1.108      “Pharmacovigilance Agreement” is defined in Section 5.2.

1.109      “Phase II” in reference to a clinical trial means a trial defined in 21 C.F.R. § 312.21(b), as may be amended from time to time, or any foreign equivalent thereto.

1.110      “Phase IIb” in reference to a Phase II clinical trial means a trial, the principal purpose of which is a determination of efficacy and safety in the target population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of a product prior to the initiation of a Phase III clinical trial.

1.111      “Phase III” in reference to a clinical trial means a trial defined in 21 C.F.R. § 312.21(c), as may be amended from time to time, or any foreign equivalent thereto.

1.112      “PMR Budget” is defined in Section 7.4.1(a).

1.113      “PMR End Date” is defined in Section 7.4.1(b).

1.114      “PMR Expense Cap” is defined in Section 7.4.1(e).

1.115      “PMR Planned End Date” is defined in Section 7.4.1(a).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.116      “PMR Trial” means any post-marketing clinical study in the Territory required by the FDA related to safety of the Zurampic Product.

1.117      “Product” means any pharmaceutical product in finished form that contains a Licensed Compound as at least one of the active ingredients.

1.118      “Product Development Activities” is defined in Section 3.6.

1.119      “Product Development Data” means any pharmacology, toxicology and other biological data (a) that is not Collaboration Development Data and (b) is developed or generated by or on behalf of one Party, its Affiliates or Sublicensees in the course of developing, Commercializing or Manufacturing the Licensed Compounds or Products.

1.120      “Product Domain Name” is defined in Section 10.5.1.

1.121      “Product Trademarks” is defined in Section 10.5.1.

1.122      “Prohibited Payment” is defined in Section 8.3.2.

1.123      “Quality Standards” is defined in Section 10.5.3(b).

1.124      “Receiving Party” is defined in Section 8.1.1.

1.125      “Referenced Regulatory Filings” means all Regulatory Submissions Controlled by AstraZeneca or any of its Affiliates on the Effective Date and during the Term, including Regulatory Submissions to which AstraZeneca receives a transferable Right of Reference from other licensees of the Licensed Compounds or Products, that are necessary or useful to develop or Manufacture the Licensed Compounds or Products anywhere in the world or Commercialize the Licensed Compounds or Products in the Field in the Territory.

1.126      “Regulatory Approval” means the approval and authorization of a Regulatory Authority in a country necessary to develop, manufacture, distribute, sell, or market a Product in that country, including pricing and reimbursement approval.

1.127      “Regulatory Authority” means any government regulatory authority involved in granting approvals for the development, manufacturing, distribution, marketing, reimbursement or pricing of a Product.

1.128      “Regulatory Submission” means any application for Regulatory Approval, notification, and other submission made to or with a Regulatory Authority that is necessary or reasonably desirable to develop, manufacture, distribute or commercialize the Product in the Field in a particular country, whether obtained before or after a Regulatory Approval in the country. Regulatory Submissions include, without limitation, investigational new drug applications, clinical trial applications and NDAs or imported drug license (IDL) applications, and amendments, renewals and supplements to any of the foregoing and their foreign counterparts, applications for pricing and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs, and packaging for the Product.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.129      “Related IP” is defined in Section 1.47.

1.130      “Reporting Quarter” is defined in Section 7.4.1(c).

1.131      “Right of Reference” is defined in Section 2.4.1.

1.132      “ROFN End Date” is defined in Section 2.8.7.

1.133      “ROFN Period” is defined in Section 2.8.6(b).

1.134      “Royalty Term” means on a Product-by-Product basis, the period beginning with [**] and ending [**] following the later to occur of (a) [**] and (b) [**].

1.135      “Safety Panel” means a panel of [**].  In the event the Parties are required to select a Safety Panel, each Party will [**].  Each Party will [**]. The decision of [**] will be deemed the decision of the Safety Panel.  The Parties will instruct the Safety Panel to reach its decision as promptly as practicable, but within [**].

1.136      “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

1.137      “[**] High Level Results” means the results set forth on Schedule 1.137.

1.138      “Subject Technology” is defined in Section 10.6.4.

1.139      “Sublicense” means an agreement or arrangement pursuant to which a sublicense or distribution right has been granted.

1.140      “Sublicensee” means a Third Party that is granted a license, sublicense, covenant not to sue, or other grant of rights under this Agreement pursuant to the terms of this Agreement or otherwise granted rights with respect to any Licensed Compound or Product.

1.141      “Sued Party” is defined in Section 10.7.2.

1.142      “Tax” or “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.  Notwithstanding the foregoing and for the avoidance of doubt, the term “Tax” for purposes of this Agreement shall not be construed to include industry fees described in Section 9008 of the Patient Protection and Affordable Care Act (as amended).

1.143      “Tax Authority” or “Tax Authorities” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy tax.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.144      “Tax Invoice” means an invoice including such particulars as are required by any law imposing Tax and such other information as required to claim any credit allowed under a law imposing Tax.

1.145      “Technology” means Know-How and Patent Rights.

1.146      “Term” is defined in Section 11.1.

1.147      “Territory” means the United States of America, its territories and possessions (including Puerto Rico, irrespective of political status).

1.148      “Third Party” means any Person other than Ironwood, AstraZeneca and their respective Affiliates.

1.149      “Third Party Claims” is defined in Section 1.92.

1.150      “Third Party Obligations” is defined in Section 10.8.

1.151      “[**] Interim High Level Results” means the results set forth on Schedule 1.151.

1.152      “Trademark” means all trademarks, service marks, trade names, brand names, sub-brand names, trade dress rights, product configuration rights, certification marks, collective marks, logos, taglines, slogans, designs or business symbols and all words, names, symbols, colors, shapes, designations or any combination thereof that function as an identifier of source or origin or quality, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.153      “Transition Period” shall have the meaning set forth in the Transitional Services Agreement.

1.154      “Transitional Services Agreement” means the Transitional Services Agreement by and between AstraZeneca Pharmaceuticals LP and Ironwood executed as of even date herewith.

1.155      “U.S. Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States.

1.156      “Valid Claim” means, with respect to a Patent Right in a country, any claim of  [**].

1.157      “Verinurad” means the compound generally referred to as “verinurad” and having the chemical structure set forth on Schedule 1.157 and any stereoisomers (e.g., enantiomers, diastereomers, atropisomers and cis-trans isomers), salts, esters, amides, metabolites, polymorphs and pro-drugs thereof.

1.158      “Verinurad Data Package” is defined in Section 2.8.4.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.159      “Verinurad Field” means [**].

1.160      “Verinurad Last Refusal Right” is defined in Section 2.8.3.

1.161      “Verinurad Product” means any pharmaceutical product in finished form that contains Verinurad as at least one of the active ingredients.

1.162      “Verinurad Rights” is defined in Section 2.8.3.

1.163      “Verinurad Rights Period” means the period commencing [**] and concluding on [**].

1.164      “Verinurad ROFN” is defined in Section 2.8.3.

1.165      “XOI” means [**].

1.166      “Year” means each twelve (12) month period ending December 31st.

1.167      “Zurampic Product” means the Product that is the subject of NDA #207988 and, as of the Effective Date, has the brand name ZURAMPIC® in the Territory.

1.168      “Zurampic Development Budget” is defined in Section 3.2.1.

1.169      “Zurampic Development Plan” is defined in Section 3.2.1.

1.170      “Zurampic Domain Names” means those domain names set forth on Schedule 10.5.1.

1.171      “ZURAMPIC® Marks” means those Trademarks set forth on Schedule 10.5.1.

2.                                      LICENSE GRANT AND OTHER GRANTS OF RIGHTS.

2.1.               License to Ironwood.  Subject to the terms and conditions of this Agreement, as of the Effective Date, AstraZeneca hereby grants to Ironwood, a perpetual (except as otherwise provided in Article 11), royalty-bearing (as set forth in Section 7.3), exclusive, nontransferable (except as set forth in Section 14.11) license, with the right to grant sublicenses as described in Section 2.6, under the AstraZeneca Technology, AstraZeneca’s Product Development Data and AstraZeneca’s interest in the Joint Technology and Collaboration Development Data to (a) research, develop, make and have made, Licensed Compounds and Products in the Field inside or outside the Territory for purposes of development of the Products for or Commercialization of the Products in the Territory and (b) distribute, import, export, use, have used, sell, have sold, or offer for sale Licensed Compounds and Products in the Field in the Territory for purposes of development of the Products for or Commercialization of the Products in the Territory.  Notwithstanding the foregoing, AstraZeneca reserves rights under the AstraZeneca Technology, AstraZeneca’s Product Development Data and AstraZeneca’s interest in the Joint Technology and the Collaboration Development Data (i) to the extent necessary to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

perform its obligations or exercise its rights under this Agreement and the Ancillary Agreements, including (A) to conduct the Development activities for which it is responsible under the Development Plans and (B) to make and have made the Licensed Compounds or Products pursuant to the Commercial Supply Agreement and (ii) to research, develop, make and have made (A) compounds other than the Licensed Compounds inside or outside the Territory, (B) products other than Products inside or outside the Territory, and (C) the Licensed Compound and Products inside or outside the Territory for purposes of development of the Products for or Commercialization of Products outside the Territory.

2.2.               License to AstraZeneca.  Subject to the terms and conditions of this Agreement, Ironwood hereby grants to AstraZeneca (a) a perpetual, royalty-free, exclusive, nontransferable (except as set forth in Section 14.11) license, with the right to sublicense as described in Section 2.6, under the Ironwood Technology, Ironwood’s Product Development Data and Ironwood’s interest in the Joint Technology and Collaboration Development Data (i) to commercialize the Licensed Compounds or Products outside of the Territory and (ii) to develop and manufacture the Licensed Compounds or Products inside or outside the Territory for purposes of development or commercialization of the Licensed Compounds or Products outside of the Territory and (b) a perpetual, royalty-free, non-exclusive, nontransferable (except as set forth in Section 2.6 and Section 14.11) license under the Ironwood Technology, Ironwood’s Product Development Data and Ironwood’s interest in the Joint Technology and Collaboration Development Data to the extent necessary to enable AstraZeneca to perform its obligations under and in accordance with this Agreement and the Ancillary Agreements.  Notwithstanding the foregoing, Ironwood reserves rights under the Ironwood Technology, Ironwood’s Product Development Data and Ironwood’s interest in the Joint Technology and the Collaboration Development Data (i) to the extent necessary to perform its obligations or exercise its rights under this Agreement and the Ancillary Agreements and (ii) to research, develop, make and have made (A) compounds other than the Licensed Compounds inside or outside the Territory, (B) products other than Products inside or outside the Territory, and (C) the Licensed Compound and Products inside or outside the Territory for purposes of development of the Products for or Commercialization of Products inside the Territory.

2.3.               Joint Technology and Development Data.  Subject to the terms and conditions of this Agreement, each Party hereby grants the other Party a world-wide, non-exclusive, perpetual, royalty-free, fully paid up, freely sublicensable right and license under its interest in the Joint Technology and the Collaboration Development Data to exploit compounds other than Licensed Compounds and products other than the Products (a) anywhere in the world, and (b) without compensating or accounting to the other Party.

2.4.               Rights of Reference.

2.4.1.                To Ironwood.  AstraZeneca hereby grants to Ironwood, its Affiliates and Sublicensees a “Right of Reference,” as that term is defined in 21

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to the Referenced Regulatory Filings (unless and until transferred to Ironwood hereunder) and the Development Data to the extent necessary or useful to (a) research, develop, make and have made Licensed Compounds and Products in the Field inside or outside of the Territory in support of seeking and obtaining Regulatory Approval for the Licensed Compounds and Products in the  Territory or Commercialization of the Licensed Compounds and Products in the  Territory and (b) distribute, import, export, distribute, use, have used, sell, have sold, or offer for sale Licensed Compounds and Products in the Field in the Territory, in each case of clauses (a) and (b) subject to and in accordance with any applicable terms and conditions of this Agreement.  Any such Right of Reference is granted only with respect to information that either constitutes AstraZeneca Know-How, Joint Know-How or Development Data.  AstraZeneca and its Affiliates shall require any Sublicensee, with respect to the Licensed Compounds or Products, to grant AstraZeneca or its Affiliate a transferable Right of Reference to all Regulatory Submissions of such Sublicensee so that such Regulatory Submissions are deemed Referenced Regulatory Filings under this Agreement.

2.4.2.                To AstraZeneca.  Ironwood hereby grants to AstraZeneca (and any current or future Sublicensee of AstraZeneca) such a Right of Reference to the Regulatory Submissions transferred to Ironwood pursuant to the Transitional Services Agreement, any other Regulatory Submissions filed by or on behalf of Ironwood, its Affiliates or Sublicensees and the Development Data to the extent necessary or useful to (a) subject to Section 4.3.3, develop and manufacture the Licensed Compounds and Products inside or outside of the Territory in support of seeking and obtaining Regulatory Approval for  Licensed Compounds and Products outside of the Territory or commercialization of the Licensed Compounds and Products outside of the Territory, (b) manufacture the Licensed Compounds and Products inside or outside the Territory for use outside of the Territory and (c) commercialize the Licensed Compounds and Products outside of the Territory, in each case of clauses (a) through (c) subject to and in accordance with any applicable terms and conditions of this Agreement.  Any such Right of Reference is granted only with respect to information that constitutes Ironwood Know-How, Joint Know-How or Development Data.

2.4.3.                Other Actions; Restrictions.  Each Party will provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation, in the case of a request by either Party, for the limited purpose described in this Section 2.4.  For the avoidance of doubt, neither Party may publish or otherwise publicly disclose any data of the other Party to which a Right of Reference is granted under this Section 2.4 except in accordance with this Agreement.

2.5.               Use of Contractors.  Subject to the terms of this Agreement and any Ancillary Agreement, either Party may perform any specific activities for which it is

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

responsible under the Development Plan through subcontracting to a Third Party contractor and may grant a Sublicense of the rights granted hereunder to any such Third Party contractor; provided that [**].  For clarity, except as set forth above in this Section 2.5, [**].

2.6.               Sublicensing.  Each Party may only sublicense the rights granted to such Party under this Agreement as provided in Section 2.1, Section 2.2, Section 2.3, Section 2.6, Section 10.5.6 and Section 11.6.5 with the other Party’s prior written consent (such consent not to be unreasonably withheld) or otherwise in connection with engaging a Third Party contractor pursuant to Section 2.5.  Any Sublicenses granted by either Party pursuant to such Sections will be consistent with the terms of this Agreement.  In addition, each Party will require any Sublicensee, with respect to the Licensed Compounds or Product whether within or outside the Territory, to cross-license or otherwise transfer or convey back to the granting Party all Technology which such Sublicensee may develop or acquire in connection with its activities with respect to the Licensed Compounds and Products that would constitute Ironwood Technology or AstraZeneca Technology if arising under Ironwood’s or AstraZeneca’s (or their respective Affiliates’) activities, respectively, so that any such Technology will be Controlled by the granting Party for purposes and to the extent of the licenses to the other Party provided by Sections 2.1 and 2.2 above.  Notwithstanding the foregoing, [**].

2.7.               Technology Transfer.

2.7.1.                Within [**] following the Effective Date and, without limitation of any specific disclosure obligations of AstraZeneca and its Affiliates hereunder, AstraZeneca shall (and shall cause its Affiliates to) furnish to Ironwood copies of all material AstraZeneca Know-How (excluding AstraZeneca Know-How relating to Manufacturing of the Licensed Compounds or Products) that exists on the Effective Date in (a) its currently existing format or (b) in such other format as Ironwood may reasonably request [**].  AstraZeneca and its Affiliates’ obligations pursuant to this Section 2.7.1 are limited to that AstraZeneca Know-How not previously transferred to Ironwood pursuant to the Transitional Services Agreement.

2.7.2.                During the Term, at the reasonable request of each Party (such request not to be made more than once per Calendar Quarter), the other Party shall (and shall cause its Affiliates to) provide to the requesting Party a written summary of all AstraZeneca Technology or Ironwood Technology, as applicable, and Joint Technology that is developed in whole or in part by such Party or otherwise comes into the Control of such Party or its Affiliates after the Effective Date (excluding AstraZeneca Technology or Ironwood Technology, as applicable, relating to Manufacturing of the Licensed Compounds or Products).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

2.8.               Rights to Verinurad Products.

2.8.1.                                                Restrictions.  Subject to the terms of this Agreement (including this Section 2.8), AstraZeneca shall not (and shall cause its Affiliates to not):

(a)                                 during the Verinurad Rights Period, [**];

(b)                                 during the Verinurad Rights Period, [**]; or

(c)                                  for [**] following the Effective Date, [**].

For purposes of this Section 2.8.1, in no event shall any Change of Control of the ultimate parent of AstraZeneca or any license, transfer, sale or granting of any Verinurad Rights in connection therewith be considered a violation of clause (a) or (b), but for clarity, notwithstanding such a Change of Control, Ironwood retains all of its rights with respect to the Verinurad Rights under this Section 2.8 following such a Change of Control.

2.8.2.                Phase IIb Updates.  AstraZeneca shall, [**].  AstraZeneca shall notify Ironwood in writing upon [**].  During the time period in which the First Phase IIb Clinical Trial is being conducted, AstraZeneca shall [**].

2.8.3.                Scope of ROFN and Last Refusal Right.  AstraZeneca hereby grants to Ironwood the exclusive right of first negotiation (“Verinurad ROFN”) and last refusal (“Verinurad Last Refusal Right”), as set forth in this Section 2.8, with respect to the grant of exclusive rights to (a) develop and manufacture Verinurad Products in the Verinurad Field inside and outside of the Territory for development and commercialization in the Verinurad Field in the Territory and (b) commercialize Verinurad Products in the Verinurad Field in the Territory (such exclusive rights, the “Verinurad Rights”).

2.8.4.                First Notice and Data Package.  AstraZeneca shall notify Ironwood in writing upon the completion of the [**] Interim High Level Results for the first Phase IIb Clinical Trial conducted for a Verinurad Product in the Verinurad Field; provided that such notice shall and must be delivered within [**] of AstraZeneca’s receipt or generation of such [**] Interim High Level Results.  This written notice shall be accompanied by a written report of any development activities undertaken by AstraZeneca or its Affiliates with respect to all Verinurad Products (including the Verinurad Product(s) subject to such Phase IIb Clinical Trial) in the Verinurad Field and a reasonably detailed summary of all results and data stemming from such development activities (including the [**] Interim High Level Results of the Phase IIb Clinical Trial, if applicable) (such information, the “Verinurad Data Package”).

2.8.5.                Review Period.  Upon Ironwood’s receipt of the Verinurad Data Package pursuant to Section 2.8.4, Ironwood shall have [**] to review and assess the Verinurad Data Package and to determine whether it will exercise the Verinurad ROFN.  During this review period, upon Ironwood’s reasonable request in connection with the evaluation of the Verinurad Data Package,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

AstraZeneca shall promptly make available to Ironwood any other information Controlled by AstraZeneca or its Affiliates that (a) is related to the Verinurad Product(s), and (b) (i) is requested by Ironwood at least [**] prior to the end of such [**] period and (ii) [**].

2.8.6.                Election.

(a)                                 If Ironwood elects not to exercise the Verinurad ROFN, or [**].

(b)                                 In order to exercise the Verinurad ROFN, Ironwood must [**].

2.8.7.                Verinurad Last Refusal Right.  Regardless of the outcome under Section 2.8.6, if [**].

(a)                                 If AstraZeneca [**].

(b)                                 If AstraZeneca [**].

2.8.8.                The rights set forth above in this Section 2.8 shall apply [**] and, except for Section 2.8.1(c), Section 2.8.9 and Section 2.8.11, Ironwood shall have no further rights under this Section 2.8 and AstraZeneca shall have no further obligation under this Section 2.8, unless during the Verinurad Rights Period [**].  In such a case, [**].

2.8.9.                At no time during the Verinurad Rights Period shall AstraZeneca or its Affiliates [**].

2.8.10.              During the Verinurad Rights Period, Ironwood will notify AstraZeneca in writing promptly upon the initiation of clinical development or commercialization of [**].   If at the time that AstraZeneca would be required to provide the [**] Interim High Level Results to Ironwood under this Section 2.8, Ironwood or its Affiliates [**].  For so long as Ironwood or its Affiliates [**].  Thereafter, however, if Ironwood and its Affiliates [**].

2.8.11.              During the Term, if AstraZeneca or its Affiliate desires to, directly or indirectly, license, transfer, sell or otherwise grant a Third Party any right to develop one or more Verinurad Products (a) in the Verinurad Field, provided that Ironwood does not have its rights under Sections 2.8.2 through 2.8.7, or (b) for the [**], in each case (a) and (b) in any territory that includes the Territory, [**].

2.9.               [**] Restriction.  For [**] following the Effective Date, AstraZeneca shall not (and shall cause its Affiliates to not) during the Term, [**].

2.10.             Section 365(n).  All rights and licenses granted under or pursuant to this Agreement by AstraZeneca or Ironwood are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

2.11.             No Other Rights.  Except as expressly set forth in this Agreement, no right or license (including under any Ironwood Technology or AstraZeneca Technology) is granted to either Party hereunder, and no additional rights will be deemed granted to either Party by implication, estoppel, or otherwise. All rights not expressly granted by either Party to the other hereunder are reserved, including, with respect to AstraZeneca, all rights relating to (a) the Licensed Compounds and Products outside the Territory and (b) products other than the Products in the Field in the Territory.

3.                                      DEVELOPMENT

3.1.               Responsibility.  Subject to the terms of this Agreement, including Sections 3.2.2 and 3.3.2, AstraZeneca will [**] to implement and conduct, at Ironwood’s direction, all activities set forth in the Development Plans and all activities reasonably necessary to achieve the goals of the Development Plans; provided that AstraZeneca’s obligation to pay Development expenses to the extent required by Section 7.4.2(b) shall not be a relevant factor that may be considered by AstraZeneca in determining the level of [**] required by AstraZeneca in satisfaction of its obligations as set forth in this sentence.  AstraZeneca shall conduct all Development activities in accordance with the Development Plans, Applicable Law and GCP.  Except as expressly set forth herein, any  development of a Licensed Compound or Product for approval in the Field in the Territory other than the Development set forth under the Development Plans shall be conducted in Ironwood’s sole discretion and, subject to Sections 3.2.2 and 3.3.2, as between AstraZeneca and Ironwood, at Ironwood’s expense, but for clarity, subject to Sections 2.1 and 2.2, no other research or development activities by AstraZeneca shall be restricted.

3.2.               Zurampic Product.

3.2.1.                 Zurampic Development Plan. The Development Plan for the Zurampic Product is attached to this Agreement as Exhibit A (as such may be amended as set forth herein, the “Zurampic Development Plan”).  The Zurampic Development Plan shall include all material Development activities

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

anticipated to be necessary to complete the PMR Trial as required by the FDA, as well as timelines regarding such activities, including the plans and timelines for preparing any necessary Regulatory Submissions.  The Zurampic Development Plan shall also contain a Development budget which shall set forth all of the estimated Development Expenses for the PMR Trial and activities under the Zurampic Development Plan (the “Zurampic Development Budget”).

3.2.2.                 Transition or Termination of PMR Trial.

(a)         If, at any time during the performance of the PMR Trial under the Zurampic Development Plan, Ironwood submits written notice to AstraZeneca of its desire to take over the conduct of the PMR Trial, the Parties shall cooperate in good faith to transition the performance of the PMR Trial, to the extent possible under Applicable Law, to Ironwood from AstraZeneca.  AstraZeneca shall use [**] to minimize all costs associated with the transition of activities.  [**].  Unless otherwise agreed upon by the Parties, once the conduct of the PMR Trial is fully transitioned to Ironwood pursuant to this Section 3.2.2(a) (such date, the “Transition End Date”), AstraZeneca shall have no further obligation under this Agreement or the Zurampic Development Plan (and shall incur no additional Development Expenses) with respect to the PMR Trial.  Without limiting any of the foregoing, in the event Ironwood desires to take over a portion of (but not all) of the activities related to the PMR Trial, it may notify AstraZeneca, and the Parties will discuss the terms of such transfer in good faith and if the Parties mutually agree to transfer such activity or activities to Ironwood, the Parties will amend the PMR Expense Cap and PMR Budget to reflect an adjustment of the PMR Expense Cap and PMR Budget to subtract the amounts allocated to such transferred activities.

(b)           If, at any time during AstraZeneca’s or its designee’s conduct of the PMR Trial under the Zurampic Development Plan, a Regulatory Authority or safety data review board requires (a) termination or suspension of the PMR Trial or (b) the withdrawal of a Regulatory Approval for the Zurampic Product in the Territory (each event in clause (a) and (b), a “Development Termination Event”), AstraZeneca, in consultation with Ironwood, shall take all necessary steps in accordance with Applicable Laws and GCP to wind-down the PMR Trial and shall make [**] to mitigate all expenses associated with such wind-down.  [**].

(c)           If Ironwood makes an election under Section 3.2.2(a) to conduct the PMR Trial or a Development Termination Event occurs, then the Parties shall true up the Development Expenses incurred pursuant to this Agreement relating to the PMR Trial pursuant and subject to the provisions of Section 7.4.1(d); provided that, prior to any true-up pursuant to Section 7.4.1(d), the Parties will amend the Zurampic Development

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Budget to reflect an adjustment of the PMR Expense Cap and PMR Budget to subtract the amounts estimated for the remainder of the PMR Trial that has not yet been conducted as of the Transition End Date or the date of the Development Termination Event, as applicable.

3.2.3.                 Transition or Termination of Other Zurampic Development Activities.

(a)           If, at any time during the performance of the Zurampic Development Plan, Ironwood submits written notice to AstraZeneca of its desire to take over any or all of the activities under the Zurampic Development Plan other than the PMR Trial, the Parties shall cooperate in good faith to transition the performance of such activities, to the extent possible under Applicable Law, to Ironwood from AstraZeneca.  AstraZeneca shall use its [**] to minimize all costs associated with the transition of activities.  [**].  Once Ironwood commences an activity transferred pursuant to this Section 3.2.3(a), AstraZeneca shall have no further obligation under this Agreement or the Zurampic Product Development Plan (and shall incur no additional Development Expenses)  with respect to such activity.

(b)           If, at any time during AstraZeneca’s or its designee’s conduct of activities under the Zurampic Development Plan other than the PMR Trial, a Regulatory Authority or safety data review board requires (i) termination or suspension of such activity or activities or (ii) the withdrawal of a Regulatory Approval for the Zurampic Product in the Territory, AstraZeneca, in consultation with Ironwood, shall take all necessary steps in accordance with Applicable Laws and GCP to wind-down such activity and shall make [**] to mitigate all expenses associated with such wind-down.  [**].

(c)           If (i) Ironwood makes an election under Section 3.2.3(a) to conduct one or more activities under the Zurampic Development Plan or (ii) one or more activities under the Zurampic Development Plan are terminated pursuant to Section 3.2.3(b), the Zurampic Development Budget shall be amended by the Parties to deduct the amounts estimated for the activities that have been assumed by Ironwood or terminated, as applicable.  Ironwood shall have no obligation to pay any Development Expenses hereunder for such transferred or terminated activities unless such costs had been already incurred pursuant to this Agreement (including the applicable Development Plan) at the time of either Ironwood’s notice under this Section 3.2.3 was received by AstraZeneca or the date of the event described in clause (i) or (ii) of Section 3.2.3(b), as applicable.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

3.3.               Allopurinol Combination Product Development.

3.3.1.                 Allopurinol Combination Product Development Plan.  The Development Plan for the Allopurinol Combination Product is set forth in Exhibit B (the “Allopurinol Combination Product Development Plan”).  The Allopurinol Combination Product Development Plan includes all material Development activities anticipated to be required to obtain Regulatory Approval for the Allopurinol Combination Product for the treatment of gout in the Territory, including success criteria for clinical trials in such Development Plan, as well as timelines regarding such activities, including the plans and timelines for clinical trials and preparing the necessary Regulatory Submissions.  The Allopurinol Combination Product Development Plan shall also contain a Development Budget (the “Allopurinol Combination Product Development Budget”) which shall set forth the estimated Development Expenses for the activities set forth in the Allopurinol Combination Product Development Plan.

3.3.2.                 Transition of Allopurinol Combination Product Development Activities.  If, at any time prior to Regulatory Approval of the Allopurinol Combination Product, Ironwood submits written notice to AstraZeneca of its desire to take over any or all of the activities under the Allopurinol Combination Product Development Plan, the Parties shall cooperate in good faith to transition the performance of such activities, to the extent possible under Applicable Law, to Ironwood from AstraZeneca.  AstraZeneca shall use [**] to minimize all costs associated with the transition of activities.  [**].  If Ironwood makes an election under this Section 3.3.2 to conduct one or more activities under the Allopurinol Combination Product Development Plan, (a) the Allopurinol Combination Product Development Budget shall be amended by the Parties to deduct the amounts estimated for the activities that have been assumed by Ironwood under this Section 3.3.2 and Ironwood shall have no obligation to pay any Development Expenses hereunder for such activities unless such costs had been already incurred pursuant to this Agreement (including the applicable Development Plan) at the time Ironwood’s notice under this Section 3.3.2 was received by AstraZeneca and (b) unless otherwise agreed by the Parties, once Ironwood commences such activity pursuant to this Agreement, AstraZeneca shall have no further obligation under this Agreement or the Allopurinol Combination Product Development Plan with respect to such activity.

3.4.               Amendments to Development Plans and Development Budgets.  During the Term, the Parties will review the Zurampic Development Plan and Allopurinol Combination Product Development Plan (each, a “Development Plan”) at least once per Year and will amend each Development Plan by mutual agreement on an ongoing basis as necessary.  In the event the Parties do not agree on whether the applicable Development Plan should be amended or how the applicable Development Plan should be amended and such disagreement remains unresolved for more than [**], Ironwood shall have the authority to make the final decision regarding an amendment to a Development Plan; provided that in no event shall [**] have the authority to amend a Development Plan in a manner that (a) would require [**] or its Affiliates to [**]; or (b) would require [**] or its Affiliates to fail to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

comply with Applicable Law or GCP.  Any (i) additional Development Expenses due to any such amendment other than as a result of the FDA’s requirement for the PMR Trial, (ii) [**] and (iii) [**], shall each constitute “Additional Voluntary PMR Expenses.”

3.5.               Development Expenses.  The payment and reimbursement of Development Expenses under this Agreement is addressed in Section 7.4.

3.6.               Reports of Development Activities.   Within [**] following the beginning of each Calendar Quarter, each Party will report on Development activities undertaken by it under the Development Plans during the previous Calendar Quarter (collectively, “Product Development Activities”) by providing a reasonably detailed summary of all results, data (including Collaboration Development Data), and material Collaboration Know-How generated from such activities.  Each Party will, at its own expense, make appropriate scientific and regulatory personnel available to the other Party, either by telephone or in person as the Parties may mutually agree, as reasonably required to keep such other Party informed of Product Development Activities.  Each Party will keep the other Party reasonably informed on material activities undertaken by such Party or its Sublicensees of the Product, relating to the development of the Licensed Compound and Product.

3.7.               Additional Development Activities.  Schedule 3.7 sets forth a list of development activities (such activities, the “Additional Development Activities”).  AstraZeneca agrees to not to cease any Additional Development Activities prior to June 1, 2016.

4.                                      REGULATORY MATTERS.

4.1.               Ownership of Regulatory Submissions and Regulatory Approvals.

4.1.1.                 Prior to Transfer.  Until such are transferred to Ironwood or its Affiliate pursuant to the Transitional Services Agreement, AstraZeneca shall continue to own all right, title and interest in all Regulatory Submissions and Regulatory Approvals (if any) for the Zurampic Product and the Allopurinol Combination Product in the Territory, and may transfer such Regulatory Submissions and Regulatory Approvals to an Affiliate of AstraZeneca for purposes of performing activities relating to obtaining and maintaining Regulatory Approvals with respect to the Products in the Field in the Territory.

4.2.               Regulatory Responsibility.

4.2.1.                 Strategy.  During the Transition Period, the regulatory strategy for the Products in the Territory will be jointly developed and approved by AstraZeneca and Ironwood with Ironwood having final decision-making authority.  Following the Transition Period, Ironwood will solely develop the regulatory strategy for the Products in the Territory.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

4.2.2.                 General Activities.  During the Transition Period, (a) AstraZeneca or an Affiliate will conduct all activities relating to obtaining an NDA for the Allopurinol Combination Product and maintaining the INDs for the Zurampic Product and the Allopurinol Combination Product in the Territory, including preparing and submitting Regulatory Submissions with respect thereto in the Territory; provided Ironwood shall have the right to review and approve such Regulatory Submissions prior to their submission to such Regulatory Authority and (b) until the transfer of the NDA for Zurampic or the Allopurinol Combination Product, respectively, meetings with Regulatory Authorities in the Territory regarding each such Product respectively will be [**].  Otherwise, Ironwood will (i) conduct all activities relating to obtaining Regulatory Approval with respect to the Products in the Territory, including preparing and submitting Regulatory Submissions (except to the extent for activities under IND #102128, as to which AstraZeneca will conduct such activities until the completion of the PMR Trial) and (ii) shall [**] all meetings with Regulatory Authorities in the Territory with respect to a Product.  The costs and expenses of AstraZeneca and its Affiliates associated with these activities will constitute Development Expenses except to the extent such activities are included within the scope of the Services under the Transitional Services Agreement.  Promptly following the completion of the PMR Trial, AstraZeneca shall take all steps necessary to assign IND #102128 to Ironwood, including submitting to any applicable Regulatory Authority a letter or other necessary documentation (with a copy to Ironwood) notifying the Regulatory Authority of the assignment and the costs associated therewith shall constitute Development Expenses with respect to the PMR Trial.

4.2.3.                 Regulatory Reporting.  Each Party will keep the other Party reasonably informed regarding the material regulatory activities relating to the obtaining, maintaining or expanding of any Regulatory Approval in the Territory.  The costs and expenses of AstraZeneca and its Affiliates associated with these activities will constitute Development Expenses (except to the extent such activities are included within the scope of the Services under the Transitional Services Agreement).

4.2.4.                 Review of Regulatory Submissions.  Nothing in this Agreement shall preclude AstraZeneca, its Affiliates and Sublicensees from submitting Regulatory Submissions in the Territory for the purposes of development of the Products for or Commercialization of the Products outside the Territory (e.g., drug master files or INDs).  AstraZeneca shall (and shall cause its Affiliates and Sublicensees to) provide Ironwood with an opportunity to review and comment on all Regulatory Submissions (excluding drug master files and CMC data) to be submitted in the Territory reasonably in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

advance of when AstraZeneca, its Affiliate or Sublicensee intends to submit such Regulatory Submissions to a Regulatory Authority.  Ironwood shall (and shall cause its Affiliates and Sublicensees to) provide AstraZeneca with an opportunity to review and comment on all Regulatory Submissions (excluding drug master files and CMC data) to be submitted outside the Territory reasonably in advance of when Ironwood, its Affiliate or Sublicensee intends to submit such Regulatory Submissions to a Regulatory Authority.  The reviewing Party shall provide its comments within [**], or such other period of time mutually agreed to by the Parties and the other Party shall (and shall cause its Affiliates and Sublicensees to) (a) [**] and (b) [**], provide the other Party with a copy, in electronic form, of all material Regulatory Submissions which is sent to a Regulatory Authority in the Territory (if such other Party is Ironwood) and outside the Territory (if such other Party is AstraZeneca).

4.3.               Clinical Trial Responsibilities.

4.3.1.                 Clinical Trial Data.  [**] shall, at its own expense, maintain a database of clinical trial data being developed under this Agreement to the extent associated with the Licensed Compounds or Products, which has been or is being developed by AstraZeneca, its Affiliate or by a Third Party under any agreement with AstraZeneca.  [**].  Subject to the terms of this Agreement, each Party or its Affiliates or Sublicensees with respect to the Product shall have access to the database of clinical trial data described in this Section 4.3 to obtain data necessary or useful in connection with any Regulatory Submission made by such Party, its Affiliates or Sublicensees.  [**] shall also have access to the database of clinical trial data described in this Section 4.3 to obtain data for any use outside the Field.

4.3.2.                 Clinical Trials.  With respect to clinical trials of the Licensed Compounds or Products conducted by a Party, its Affiliates or Sublicensees, if so requested by the non-conducting Party, to enable such non-conducting Party to use study data in support of its Regulatory Submissions in support of, (a) with respect to AstraZeneca, commercialization of Products outside of the Territory and, (b) with respect to Ironwood, Commercialization of Products in the Territory, in each case (a) and (b) the conducting Party and its Sublicensees will permit, and will use [**] to require any clinical trial sites to permit, Regulatory Authorities from the applicable territory of the non-conducting Party’s (or its Affiliate’s or Sublicensee’s) commercialization to validate any such clinical trial data through on-site inspections to the extent any such on-site inspections do not materially interfere with the conducting Party’s (or its Affiliate’s or Sublicensee’s) or such clinical trial sites’, as applicable, day-to-day operations; provided that the non-conducting Party (or its Affiliate or Sublicensee) provides [**], and such inspections do not occur more than [**] in any given Year for a given site, unless required by Applicable Law.

4.3.3.                 Restriction.  AstraZeneca will not conduct any clinical trials of any Product in the Field in and outside of the Territory without the prior written consent of Ironwood, such consent not to be unreasonably withheld, conditioned or delayed.  Ironwood will not conduct any clinical trials of any Product outside the Territory without the prior written consent of AstraZeneca, such consent not to be unreasonably withheld, conditioned or delayed.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

4.4.               Global Safety Database.

4.4.1.                 Subject to this Section 4.4.1, AstraZeneca shall be responsible for establishing and maintaining the global safety database of adverse events and relevant safety information for the Products (the “Global Safety Database”), which will be used for regulatory reporting, overall drug safety surveillance and responses to safety queries from Regulatory Authorities by the Parties, their Affiliates and Sublicensees.  Each Party shall (and shall cause its Affiliates and Sublicensees) to submit any data related to Product safety or adverse events to AstraZeneca for inclusion in the Global Safety Database.

4.4.2.                 For so long as AstraZeneca maintains the Global Safety Database pursuant to Section 4.4.1, Ironwood shall be responsible for [**] directly related to the maintenance of Global Safety Database (such costs in the aggregate, the “Database Costs”).  AstraZeneca (or its Sublicensees) shall be responsible for [**] Database Costs.

4.4.3.                 At any time during the Term, if AstraZeneca is maintaining the Global Safety Database of adverse events and relevant safety information for the Products and either:

(a)           Ironwood requests that AstraZeneca transfer responsibility of such database to Ironwood or its designee; or

(b)           AstraZeneca desires to transfer responsibility for such database to a Sublicensee or another Third Party (in which case AstraZeneca shall so notify Ironwood) and Ironwood notifies AstraZeneca within [**] of receipt of such notice that it would like to take over responsibility of the Global Safety Database, the Parties shall decide on and carry out a reasonable plan for the transition of the Global Safety Database (neither Party’s consent to such plan to be unreasonably withheld, delayed or conditioned) to Ironwood or its designee.  In such event, Ironwood shall continue to be responsible for [**] and AstraZeneca shall be responsible for [**] to the extent AstraZeneca’s Sublicensees are not responsible for and pay to Ironwood such costs.

5.                                      ANCILLARY AGREEMENTS

5.1.               Clinical Supply Agreement.  [**], and as requested by Ironwood, the Parties will enter into a clinical supply agreement (the “Clinical Supply Agreement”) pursuant to which, subject to the terms of the Clinical Supply Agreement, AstraZeneca will Manufacture and supply Clinical Trial Materials.  The Clinical Supply Agreement will incorporate the terms of the Commercial Supply Agreement, subject to certain exceptions as provided in Schedule 5.1.

5.2.               Pharmacovigilance Agreement.  The Parties will use [**] to enter into a pharmacovigilance agreement within [**] of the Effective Date and such will be

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

incorporated into this Agreement by reference (the “Pharmacovigilance Agreement”).  The Parties will comply and cause their respective Affiliates to comply with the provisions of such agreement.

6.                                      COMMERCIALIZATION; ADDITIONAL COVENANTS AND RESPONSIBILITIES.

6.1.               Commercialization.

6.1.1.                 Responsibility.  Subject to the terms of and except as otherwise provided in the Transitional Services Agreement, Ironwood will be responsible for, and will control, the Commercialization of all Products in the Territory and will book (directly itself or indirectly through any of its Affiliates and Sublicensees) all sales of Products and will have the sole responsibility for the sale, invoicing, promotion, and distribution of the Products in the Territory.

6.1.2.                 Diligence.  Ironwood will use [**] to Commercialize the Product in the Territory after Regulatory Approval for Commercialization has been received for such Product.  Without limiting the foregoing, Ironwood shall [**].  Notwithstanding anything to the contrary in this Agreement, Ironwood’s obligations pursuant to this Section 6.1.2 shall be relieved to the extent and for so long as any failure of Ironwood to satisfy its obligations under this Section 6.1.2 is due to AstraZeneca or its Affiliates’ failure to perform its obligations under this Agreement or the Transitional Services Agreement.

6.1.3.                 Domain Names and Website Content.  Subject to the terms and conditions in this Agreement, Ironwood will be responsible for administering, managing, and maintaining the content of any website hosted at each Product Domain Name and each Combination Domain Name.  All of the Product Domain Names and Combination Domain Names shall be registered and renewed [**].  [**] shall use (and, at [**]’s request from time to time, update and revise) the technical contact and server information designated by Ironwood in writing for each such Product Domain Name and each such Combination Domain Name.  [**] may, from time to time, change the registrar with whom [**] has contracted to manage its domain name portfolio and [**] agrees to assist and cooperate with [**], the old registrar or the new registrar in any way necessary to effectuate such a change of registrar.

6.2.               Executive Meetings.  The Parties anticipate that the Chief Commercial Officer of Ironwood and AstraZeneca’s Global Medicine Leader for Lesinurad, as long as such position exists, and thereafter AstraZeneca’s Therapy Areas Vice President, Infection, Neuroscience, Gastrointestinal will meet periodically as necessary or appropriate during the Term (and in any event such executives will meet at least [**] or more frequently as agreed upon by the Parties) in order to review significant issues and developments in the Development, Manufacture and Commercialization of Products in the Field in the Territory.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

6.3.               Publication.  Each Party shall ensure (and shall cause its Affiliates to ensure) that its Sublicensees shall provide the other Party the opportunity to review and provide comments on any scientific paper, data abstract or presentation with respect to any Product proposed for publication, presentation, or distribution.  The reviewing Party will have no more than [**] to complete such review or such shorter period as may reasonably be required by applicable publication deadlines promptly communicated to such reviewing Party.  Each Party shall (and shall cause its Affiliates and Sublicensees to) (a) not unreasonably reject comments furnished by the other Party, (b) comply with the other Party’s request to delete references to its Confidential Information in any such publication or presentation and (c) delay publication for such reasonable period requested by the other Party (or its Affiliate or Sublicensee) in order to permit the filing of patent applications concerning any AstraZeneca Technology, Ironwood Technology or Joint Technology, as applicable, that would be disclosed in such publication or presentation.

6.4.               Clinical Study Results.

6.4.1.                 The Parties will coordinate the disclosure of the initiation and results of clinical studies performed pursuant to the Development Plan.

6.4.2.                 For any such clinical studies and any other clinical studies performed by either Party or its Affiliates or Sublicensees, all public disclosures, including publications, will be submitted for review and comment by the other Party and due regard will be given to the comments of such Party, the maintenance of confidentiality of Confidential Information of each Party and allowing time for intellectual property registrations as described in Section 6.3.  Nothing set forth in this Agreement will be deemed to limit or restrict either Party (or its Affiliates or Sublicensees) from disclosing the results of clinical trials (whether performed by the Parties or by Third Parties) to the extent required by Applicable Law or its internal policies and procedures.

6.5.               Product Promotional Materials.  Subject to Applicable Law and the Ancillary Agreements, all promotional materials that have been developed for the Commercialization of the Zurampic Product in the Territory that are in the possession of AstraZeneca or its Affiliates as of the Execution Date will be physically or electronically transferred, as appropriate, to Ironwood promptly following the Effective Date.

6.6.               Financial Statements Required by Rule 3-05 of Regulation S-X.  AstraZeneca will, at Ironwood’s reasonable request, generate and provide any audited and unaudited financial statements required to be filed by Ironwood pursuant to 17 C.F.R. §210.3-05 (Rule 3-05 of Regulation S-X) no later than [**] prior to the relevant filing date.  Ironwood will [**] within [**] of AstraZeneca’s delivery of invoice to Ironwood.

6.7.               [**] Agreements.  During the Term of this Agreement, at Ironwood’s request, (a) in the event the [**] Agreements have not been assigned to Ironwood or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

its Affiliate, AstraZeneca shall (and shall cause any assignee of AstraZeneca to) supply [**] to Ironwood [**] (as set forth in the Supply Agreement in the [**] Agreements) for commercial sale and distribution in the Territory, subject to Ironwood’s fulfillment of [**] and (b) AstraZeneca shall (and shall cause any Affiliate to if such Affiliate has been  assigned a [**] Agreement) take all necessary action to allow Ironwood or its Affiliate to assume AstraZeneca’s or its Affiliate’s rights and obligations to the [**] under any [**] Agreements that are not then terminated or expired in accordance with its terms.  In the event that, during the Term, the [**] Agreements have not been assigned to Ironwood or its Affiliate and either (i) Ironwood requests that AstraZeneca assign the [**] Agreements to Ironwood or its designee or (ii) AstraZeneca desires to assign one or both of the [**] Agreements to a Sublicensee or another Third Party (in which case AstraZeneca shall so notify Ironwood) and Ironwood notifies AstraZeneca within [**] of receipt of such notice that it would like to have the relevant [**] Agreement(s) assigned to it or its designee, AstraZeneca shall (and shall cause any Affiliate to if such Affiliate has been assigned the relevant [**] Agreement(s)) take all necessary action to assign the [**] Agreement(s) to Ironwood or its designee.

7.                                      CONSIDERATION

7.1.               Upfront Payment.  Within ten (10) Business Days after the Effective Date, Ironwood will pay to AstraZeneca one hundred million U.S. dollars ($100,000,000) as an upfront, non-creditable, non-refundable fee.

7.2.               Milestones.

7.2.1.                 Allopurinol Combination Product Milestone.  As additional consideration for the rights granted to Ironwood pursuant to Section 2.1, Ironwood will pay to AstraZeneca a milestone payment in the amount of fifteen million U.S. dollars ($15,000,000) after the NDA for the Allopurinol Combination Product is approved by the FDA.  Following such occurrence, AstraZeneca shall invoice Ironwood for such amount and Ironwood shall pay such invoice within [**] after Ironwood’s receipt of such invoice.

7.2.2.                 Sales Milestones.  As additional consideration for the rights granted to Ironwood pursuant to Section 2.1, Ironwood will pay to AstraZeneca the following one-time milestone payments after the first occurrence of each of the following events (each, a “Milestone Event”):

Milestone Event	Milestone Payment
(a) First Year in which the Net Sales of all Products in a Year in the Territory exceed [**]	[**]
(b) First Year in which the Net Sales of all Products in a Year in the Territory exceed [**]	[**]
(c) First Year in which the Net Sales of all Products in a Year in the Territory exceed [**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Ironwood shall notify AstraZeneca within [**] following the end of a Year in which one or more Milestone Events was achieved, and AstraZeneca shall provide an invoice to Ironwood regarding the applicable payment within [**] following receipt of such notice from Ironwood.

Once Ironwood has made any particular milestone payment under this Section 7.2.2, Ironwood will not be obligated to make any payment with respect to the re-occurrence of the same Milestone Event.  If the Milestone Event in two or more of rows (a) through (c) above occur in the same Year, the largest milestone payment will be due to AstraZeneca within [**] of Ironwood’s receipt of such invoice and any additional milestone payment(s) triggered in such Year will be payable within [**] of Ironwood’s receipt of a relevant invoice, such invoice to be issued no earlier than [**] following the date on which the highest milestone payment was invoiced to Ironwood.  If only one Milestone Event occurs in a Year, within [**] of invoice from AstraZeneca, Ironwood shall pay to AstraZeneca the milestone payment payable pursuant to this Section 7.2.2.

7.3.               Royalties; Adjustment.  As further consideration for the rights granted to Ironwood hereunder, Ironwood shall pay to AstraZeneca royalties at the royalty rates on the [**] Net Sales of all Products in the Territory in accordance with the table below during the applicable Royalty Term:

Royalty Rate
On the portion of [**] Net Sales of all Products in Territory less than or equal to [**]	[**]
On the portion of [**] Net Sales of all Products in the Territory more than [**]	[**]

Within [**] following the end of each Calendar Quarter after the First Commercial Sale of a Product in the Territory, Ironwood shall provide AstraZeneca with a report containing the following information for the applicable Calendar Quarter for the Products: the amount of gross sales of the Products in the Territory, an itemized calculation of Net Sales in the Territory showing deductions, provided for in the definition of “Net Sales” and a calculation of the royalty payment due on such Net Sales.  Ironwood shall pay all amounts due to AstraZeneca pursuant to this Section 7.3 with respect to Net Sales for such Calendar Quarter at the time of the submission of such quarterly report.

In the event Ironwood enters into a license with a Third Party pursuant to Section 10.8, Ironwood shall be entitled to set-off against the royalties payable to AstraZeneca pursuant to this Section 7.3 [**] of all amounts owed to a Third Party under such license in obtaining such license or arising out of the development,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Manufacture or Commercialization of the Existing Products, to the extent necessary for the Licensed Compound or the Existing Products; provided, however, that no such royalty due to AstraZeneca hereunder shall be reduced by more than [**] of the amount otherwise due; but provided, further, that any portion of such payments owed to a Third Party under any such license which remains uncredited due to the application of such floor may be carried forward to subsequent royalty payments.

Notwithstanding the foregoing, with respect to a Product, upon the availability on the market in the Territory of the [**], commencing as of the Calendar Quarter in which such [**], as applicable, and each Calendar Quarter thereafter, the royalty rate set forth in this Section 7.3 shall be reduced by [**].

Notwithstanding anything to the contrary in this Agreement, in no event shall the royalty rate set forth in this Section 7.3 be reduced by more than [**] in any given Calendar Quarter.

7.4.                                              Development Expenses.

7.4.1.                                                  For the PMR Trial.

(a)                                 Following agreement by AstraZeneca with the FDA on the protocols for the PMR Trial, the Parties shall agree on the estimated Development Expenses to be incurred by AstraZeneca with respect to the PMR Trial (as may be amended under Section 3.2.2 or this Section 7.4.1, the “PMR Budget”), the estimated Additional Voluntary PMR Expenses, if any, and the anticipated completion date of the PMR Trial (the “PMR Planned End Date”).  If the Parties have not agreed on the PMR Budget within [**] of AstraZeneca’s agreement with the FDA on the PMR Trial protocols, each Party shall submit to the other Party its final proposal for the PMR Budget on such [**].  If the Parties fail to agree on the PMR Budget within [**] after such receipt of final proposals, the matter shall be settled pursuant to Section 14.1.3; provided that, notwithstanding anything to the contrary in Section 14.1.3, the Arbitrators shall be limited to selecting one Party’s proposal for the PMR Budget and such decision shall be made within [**].  In no event shall the PMR Budget exceed the PMR Expense Cap, and [**] shall be responsible for any Development Expenses incurred relating to the PMR Trial in excess of the PMR Expense Cap, other than any Additional Voluntary PMR Expenses.  [**] shall be responsible for any Additional Voluntary PMR Expenses.

(b)                                 Within [**] after December 1st of each Year, commencing with 2017 through the last December 1st preceding the PMR Planned End Date (or, if earlier, the date on which Development Expenses will no longer be incurred by AstraZeneca with respect to the PMR Trial (i.e., due to its termination, completion or transition to Ironwood under Section 3.2, including any wind-down or transition activities)) (the “PMR End Date”), AstraZeneca shall submit to Ironwood an invoice in the amount of (a) [**],

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

divided by (b) [**].  For example, if the PMR Budget is [**], the estimated Additional Voluntary PMR Expenses is [**] and the PMR Planned End Date is [**], the number of years between December 1, 2016 and [**] is [**] years, and each invoice by AstraZeneca shall be [**].  Within [**] of receipt of any invoice from AstraZeneca pursuant to this Section 7.4.1, Ironwood shall submit payment of such amount to AstraZeneca, as an estimate of the amount that Ironwood is required to reimburse for Development Expenses for the PMR Trial hereunder.

(c)                                  Beginning with the first Reporting Quarter to end in 2017, AstraZeneca shall submit to Ironwood, within [**] after the end of the month following the last month in a Reporting Quarter in which Development Expenses were incurred by AstraZeneca with respect to the PMR Trial, a report setting forth the actual Development Expenses incurred by AstraZeneca during such Reporting Quarter with respect to the PMR Trial, separating out, if applicable, any Additional Voluntary PMR Expenses.  For the purposes of this Section 7.4.1(c), “Reporting Quarter” shall mean each of the three consecutive month periods ending on the last day of February, May, August and November.  By way of illustration, pursuant to this Section 7.4.1(c), AstraZeneca shall submit a report to Ironwood reflecting its actual Development Expenses for the three-month period ending May 31, 2017 by the [**].

(d)                                 Within [**] after the PMR End Date, Development Termination Event or Transition End Date (as applicable), [**] (the “Core PMR Expenses”) and the actual Additional Voluntary PMR Expenses.  For purposes of the following calculations, the Core PMR Expenses shall not exceed the PMR Expense Cap.  The Core PMR Expenses and Additional Voluntary PMR Expenses shall be trued up as follows:

(i)                     If the Core PMR Expenses are [**] the PMR Budget, there shall be no payment or refund by either Party relating to the Core PMR Expenses;

(ii)                  if the Core PMR Expenses are [**] the PMR Budget but less than or equal to [**] of the PMR Budget, Ironwood shall pay AstraZeneca the difference between the PMR Budget and the Core PMR Expenses;

(iii)               if the Core PMR Expenses are [**] the PMR Budget but greater than or equal to [**] of the PMR Budget, AstraZeneca shall refund Ironwood the difference between the Core PMR Expenses and the PMR Budget;

(iv)              if the Core PMR Expenses are less than [**] of the PMR Budget, then AstraZeneca shall refund to Ironwood (A) [**] of the PMR

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Budget and (B) [**] of the difference between (A) the Core PMR Expenses and (B) [**] of the PMR Budget;

(v)                 if the Core PMR Expenses exceed [**] of the PMR Budget, then Ironwood shall pay to AstraZeneca (i) [**] of the PMR Budget and (ii) [**] of the difference between (A) [**] of the PMR Budget and (B) the Core PMR Expenses;

(vi)              if the actual Additional Voluntary PMR Expenses are [**] the estimated Additional Voluntary PMR Expenses, there shall be no payment or refund by either Party relating to the Additional Voluntary PMR Expenses;

(vii)           if the actual Additional Voluntary PMR Expenses are [**] the estimated Additional Voluntary PMR Expenses, Ironwood shall pay to AstraZeneca the difference between the actual Additional Voluntary PMR Expenses and the estimated Additional Voluntary PMR Expenses;

(viii)        if the actual Additional Voluntary PMR Expenses are [**] the estimated Additional Voluntary PMR Expenses, AstraZeneca shall refund to Ironwood the difference between the estimated Additional Voluntary PMR Expenses and the actual Additional Voluntary PMR Expenses;

(ix)              All such payments by Ironwood or reimbursements by AstraZeneca under this Section 7.4.1(d) and any invoices not yet paid by Ironwood under Section 7.4.1(b) shall be made within [**] days of the paying Party’s receipt of invoice.

(e)                                  The “PMR Expense Cap” shall equal one hundred million U.S. dollars ($100,000,000), as may be amended pursuant to Section 3.2.2.

(f)                                   Notwithstanding anything in this Agreement to the contrary, this Section 7.4.1 and all payment obligations hereunder shall survive termination of this Agreement for convenience under Section 11.3.

7.4.2.                                                  For Other Zurampic Product Development and Allopurinol Combination Product Development.  With respect to Development activities other than the PMR Trial, the following shall apply:

(a)                                 Ironwood shall reimburse AstraZeneca for all Development Expenses (as such are determined pursuant to Section 7.5) for activities conducted under the applicable Development Plan in accordance with the applicable Development Budget; provided that notwithstanding anything to the contrary in this Agreement, Ironwood shall not be obligated to reimburse AstraZeneca for any Development Expenses incurred under the Allopurinol Combination Product Development Plan after [**] (but if

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Ironwood does not agree to so reimburse, then AstraZeneca shall be correspondingly relieved of its obligation to perform the corresponding Development Activities after such date).

(b)                                 Ironwood will reimburse AstraZeneca for up to [**] of any Development Expenses set forth in the applicable Development Budget for a Year to the extent such Development Expenses are incurred pursuant to this Agreement; provided that AstraZeneca shall provide to Ironwood an explanation for any excess costs and expenses.  AstraZeneca will be solely responsible for any Development Expenses in excess of [**] of the Development Expenses set forth in the applicable Development Budget for a particular Year, and such amounts shall not be included in Development Expenses for the purposes of reimbursement by Ironwood under this Section 7.4.2(b).

(c)                                  Within [**] after the end of each Calendar Quarter during which activities were conducted by AstraZeneca under the applicable Development Plan, AstraZeneca shall submit to Ironwood a written report of all Development Expenses (subject to Section 7.4.2(b)) incurred by or on its behalf during such Calendar Quarter in performance of such activities in accordance with this Agreement.  Within [**] following receipt of such invoice from AstraZeneca, Ironwood shall pay AstraZeneca an amount equal to the undisputed Development Expenses set forth on the invoice.

7.5.                                              Expense Limitations.  Efforts of AstraZeneca’s employees or its Affiliates in performing its activities hereunder related to Development of the Product in the Territory will be accrued and reported at the applicable FTE Rate then in effect; provided, however, that only those efforts that relate to the Development of the Product and are contemplated by the applicable Development Plan, will be so accrued and reported.  All payments made by AstraZeneca (or its Affiliates) to a Third Party in connection with the Development of the Product in the Territory consistent with the applicable Development Plan will be accrued and reported at AstraZeneca’s (or its Affiliate’s) [**].  In no event may AstraZeneca structure its contractual arrangements with Third Parties in a manner designed to benefit countries outside the Territory over those within the Territory.  Notwithstanding the foregoing, the costs to Ironwood for any Clinical Trial Material will be included in Development Expenses at [**] of the “Cost of Goods Sold” (as defined in the Commercial Supply Agreement) therefor.  The “Cost of Goods Sold” for Clinical Trial Material shall be calculated in accordance with the definition set forth in the Commercial Supply Agreement but Ironwood acknowledges that the “Cost of Goods Sold” for Clinical Trial Material may differ from that for commercial Product due to a range of factors, including volumes and packaging for clinical use.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

7.6.                                              Records and Audits.

7.6.1.                               During the Term (and for [**] following the Term, or, in the case of books and records necessary to satisfy applicable tax requirements, [**] following the Term), each Party and its Affiliates will keep and maintain accurate and complete books and records showing all activities performed by or on behalf of either Party under this Agreement and the Ancillary Agreements during the [**] (or, in the case of books and records necessary to satisfy applicable tax requirements, the [**]), including in the case of Ironwood, all Net Sales made and, in the case of AstraZeneca, all Development Expenses.  Such books and records will be sufficiently detailed such that Development Expenses and Net Sales and each Party’s satisfaction of its obligations under this Agreement and the Ancillary Agreements can accurately be determined and each Party’s financial reporting obligations, tax requirements, independent auditor requirements and obligations under the Sarbanes-Oxley Act can be satisfied.

7.6.2.                               Upon [**] prior written notice from a Party (the “Auditing Party”), the other Party (the “Audited Party”) will permit an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, to examine the relevant books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify Development Expenses reimbursed or Net Sales.  An examination by a Party under this Section 7.6.2 will occur not more than [**] and will be limited to the pertinent books and records for any Year ending not more than [**] before the date of the request.  The accounting firm will be provided access to such books and records at the Audited Party’s facility where such books and records are normally kept and such examination will be conducted during the Audited Party’s normal business hours.  The Audited Party may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party’s facilities or records.  Upon completion of the audit, the accounting firm will provide both Ironwood and AstraZeneca a written report disclosing whether the reports submitted by the Audited Party are correct or incorrect and the specific details concerning any discrepancies.  No other information will be provided to the Auditing Party.  If the accountant determines that, based on errors in the reports so submitted, the amounts paid by one Party to the other Party under this Agreement were in error, any additional amount owed by one Party to the other will be paid within [**] after receipt of the accountant’s report, along with interest at the annual interest rate as provided in Section 7.12, compounded [**] from the date of the audit report.  If the accountant determines that AstraZeneca overstated or understated the Development Expenses by more than [**], AstraZeneca will reimburse Ironwood for the expenses incurred by Ironwood in conducting the audit and if the accountant determines that Ironwood overstated or understated Net Sales by more than [**], Ironwood will reimburse AstraZeneca for the expenses incurred by AstraZeneca in conducting the audit.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

7.7.                                              Taxes and Withholding.

7.7.1.                               Taxes.  The royalties, milestones and other amounts payable by a Party to the other Party pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Applicable Law.  The Party receiving Payments alone shall be responsible for paying any and all Taxes (other than withholding taxes required by Applicable Law to be paid by the paying Party) levied on account of, or measured in whole or in part by reference to, any Payments it receives.

7.7.2.                               Withholding.  The paying Party shall deduct or withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold.  If a tax deduction is required by Applicable Law to be made by the paying Party, the amount of the payment due from the paying Party to the receiving Party shall be equal to: the payment which would have been due if no tax deduction had been required, less the tax deduction.  Notwithstanding the foregoing, if the Party receiving Payments is entitled under any applicable treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to the paying Party or the appropriate Tax Authority (with the assistance of the paying Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the paying Party of its obligation to withhold Tax, and the paying Party shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, to the extent it complies with the applicable treaty; provided that the paying Party has received evidence, in a form satisfactory to the paying Party, of the receiving Party’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [**] prior to the time that the Payments are due.  If, in accordance with the foregoing, the paying Party withholds any amount, it shall pay to the receiving Party the balance when due, make timely payment to the proper Tax Authority of the withheld amount, and send to the receiving Party proof of such payment within [**] following that payment.  If the paying Party undergoes a change in control, assigns this Agreement, acts through an Affiliate or Third Party (by subcontracting, assigning or otherwise) or change in jurisdiction of organization or residence (including for tax purposes) and, as a result of such a transaction, Payments made hereunder are subject to additional withholding Tax, the paying Party shall be responsible for the resulting additional withholding Taxes; therefore, Payments made to the receiving Party shall be increased to ensure the receiving Party receives the full amount that it would have received if such change in control, assignment, act through an Affiliate or Third Party or change in jurisdiction had not taken place.  Neither Party shall be responsible for paying Taxes on the other Party’s income.

7.7.3.                               Indirect Taxes.  All Payments are stated exclusive of Indirect Taxes. Except to the extent Indirect Taxes are chargeable as a result of the receiving Party undergoing a change in control, assigning this Agreement, acting through an Affiliate or Third Party (by subcontracting, assigning or otherwise) or change in jurisdiction of organization or residence (including for tax purposes), if any Indirect Taxes are chargeable in respect of any Payments,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the paying Party shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of such Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate.  The receiving Party shall issue its invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.  If such amounts of Indirect Taxes are refunded to the receiving Party by the applicable Tax Authority or other fiscal authority subsequent to payment, the receiving Party will transfer such amount to the paying Party within [**] of receipt.

7.7.4.                               Imports.  For the avoidance of doubt, the Parties acknowledge and agree that none of the Payments under this Agreement are related to the license (or right) to import or any import of Products.  The Parties shall cooperate to ensure that the Party responsible for shipping values clinical Product in accordance with Applicable Law and maximizes the full benefits of available duty free or savings programs such as free trade agreements or other special programs and minimizes where permissible any such duties and any related import taxes that are not reclaimable from the relevant authorities.  The receiving Party shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with any Products transferred to such Party under this Agreement.

7.8.                                              Currency.  All amounts payable, expenses incurred and calculations hereunder will be in United States dollars.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than U.S. dollars), each Party shall convert any amount expressed in a foreign currency into U.S. dollar equivalents using its, its Affiliate’s or Sublicensee’s, as applicable, standard conversion methodology consistent with GAAP.

7.9.                                              Method of Payments.  All amounts owed to a Party under this Agreement will be paid by the owing Party by ACH payment or wire transfer of immediately available funds to an account designated by the owed Party (which account may be updated by such owed Party from time to time in writing).  All such payments made by Ironwood to AstraZeneca will be made to such bank account as AstraZeneca may from time to time designate by notice to Ironwood.

7.10.                                       Confidentiality.  All financial information of a Party which is subject to review under this Article 7 will be deemed to be Confidential Information subject to the provisions of Section 8.1, and such Confidential Information will not be disclosed to any Third Party or used for any purpose other than verifying payments to be made by one Party to the other hereunder; provided, however, that such Confidential Information may be disclosed to Third Parties only to the extent necessary to enforce a Party’s rights under this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

7.11.                                       Reconciliation.  When providing financial information to Ironwood pursuant to its obligations under this Agreement or any Ancillary Agreement, AstraZeneca shall submit to Ironwood, with such information, a reconciliation of such information to GAAP to the extent such information is being provided under IFRS or a non-GAAP Accounting Standard.  Costs of any such reconciliation shall be borne by [**].

7.12.                                       Interest.  Any payment under this Article 7 that is more than [**] past due will be subject to interest at an annual percentage rate of [**] plus [**] if a Party does not make payment within [**] of its receipt of notice that such amount is past due.  Likewise, any overpayment that is not refunded within [**] after the date such overpayment was made will thereafter be subject to interest at an annual percentage rate of [**] plus [**]; provided, however, that if the overpayment is due to errors in reports provided by the overpaid Party, such interest will accrue from the date the overpayment was made.  Notwithstanding the preceding, if a Party contests any amounts due hereunder in good faith and promptly notifies the other Party of such dispute, interest will not accrue as to amounts being so contested until [**] following the presentation of such notice to the other Party.

8.                                      COVENANTS

8.1.                                              Confidentiality.

8.1.1.                          Confidential Information.  Except to the extent expressly permitted by this Agreement or an Ancillary Agreement and subject to the provisions of Sections 8.1.2 and 8.1.3, at all times during the Term and for [**] following the expiration or termination of this Agreement, each Party (a “Receiving Party”) (a) will keep completely confidential and will not publish or otherwise disclose any Confidential Information furnished to it by the other Party (a “Disclosing Party”), except to those of the Receiving Party’s employees, Affiliates, consultants or representatives who have a need to know such information (collectively, “Authorized Recipients”) to perform such Party’s obligations hereunder or to potential Sublicensees under an obligation of confidentiality no less protective than the terms hereof, and (b) will not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than (to the extent licensed hereunder) exercising its rights and performing its obligations hereunder.  The Receiving Party will be liable for any breach by any of its Authorized Recipients of the restrictions set forth in this Agreement.  Each Party will be deemed the Receiving Party with respect to any Development Plan, Joint Know-How or Collaboration Development Data, regardless of which Party has disclosed such Confidential Information.

8.1.2.                          Exceptions to Confidentiality.  The Receiving Party’s obligations set forth in this Agreement will not extend to any Confidential Information of the Disclosing Party:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(a)                       that is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of a Receiving Party or its Authorized Recipients;

(b)                       that is received from a Third Party without restriction and without breach of any agreement or fiduciary duty between such Third Party and the Disclosing Party;

(c)                        that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation or restriction on use or disclosure prior to its receipt from the Disclosing Party;

(d)                       that is generally made available to Third Parties by the Disclosing Party without any restriction imposed by the Disclosing Party on disclosure, whether such restriction is by contract, fiduciary duty or by operation of law; or

(e)                        that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without any reference to Confidential Information.

8.1.3.                          Authorized Disclosure.

(a)                       Each Party and its Authorized Recipients may disclose Confidential Information received from the other Party to the extent that such disclosure is:

(i)                                made in response to a valid order, governmental inquiry, or request (each an “Order”) of a court of competent jurisdiction or other agency, as applicable; provided, however, that the Receiving Party must first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such Order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such Order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the Order was issued; and provided further that if an Order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such Order will be limited to that information that is legally required to be disclosed in such response to such Order;

(ii)                             made by a Party or its Affiliates or Sublicensees to a Regulatory Authority as may be necessary or useful in connection with any filing, application or request for a Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(iii)                          made by a Party to a patent authority as may be necessary or useful for purposes of obtaining or enforcing a Patent Right (consistent with the terms and conditions of Article 10); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

(iv)                         otherwise required by law; provided, however, that if either Party is required to disclose Confidential Information of the other Party, the Party required to make the disclosure shall (A) provide to the other Party reasonable advance notice of and an opportunity to comment on any such required disclosure, (B) if requested by the other Party, seek confidential treatment with respect to any such disclosure to the extent available, and (C) use [**] to incorporate the comments of the other Party in any such disclosure or request for confidential treatment; or

(v)                            made by either Party to Third Parties under confidentiality obligations no less protective than the obligations set forth herein as may be necessary or useful in connection with the development, Commercialization, or Manufacture of the Licensed Compounds or Products as contemplated by this Agreement, including subcontracting or sublicensing transactions in connection therewith.

8.1.4.                          Notification.  The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

8.1.5.                          Destruction of Confidential Information.  Upon the expiration or earlier termination of this Agreement, except to the extent necessary or useful to exercise rights or perform obligations that continue after such expiration or termination, and except as otherwise provided in Section 11.6, the Receiving Party will (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies, and analyses prepared by the Receiving Party or its Authorized Recipients that contain, incorporate, or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party, provided that the legal department of the Receiving Party will have the right to retain one copy of any such tangible embodiments for archival purposes, provided such copy will continue to be maintained on a confidential basis subject to the terms of this Agreement, and (b) immediately cease, and will cause its Authorized Recipients to cease, use of such Confidential Information as well as any information or materials that contain, incorporate, or are derived from such Confidential Information.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

8.1.6.                          Use of Name and Disclosure of Terms.  Except as permitted under Section 14.16, each Party will and will cause its Affiliates to (a) keep the existence of, the terms of, and the transactions covered by this Agreement confidential and (b) not disclose such information to any other Third Party through a press release or otherwise, and, except as otherwise permitted hereunder, will not mention or otherwise use the name, insignia, symbol, trademark, trade name, or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which will not be unreasonably withheld, conditioned or delayed). The restrictions imposed by this Section 8.1.6 will not prohibit either Party or its Affiliates from making any disclosure that is required by Applicable Law, rule, or regulation or the requirements of a national securities exchange or another similar regulatory body including disclosing such information in any clinical trial database maintained by or on behalf of a Party.  In addition, in connection with a specific transaction or proposed transaction, either Party may disclose the terms of this Agreement to the counter party to such transaction if such counter party is a bona fide potential investor, underwriter, lender, licensee, sublicensee or acquirer; provided that (i) such disclosure shall be under provisions of confidentiality no less protective than the terms of this Agreement and (ii) the disclosure is reasonably necessary in light of the contemplated transaction.  Further, the restrictions imposed on each Party under this Section 8.1.6 are not intended, and will not be construed, to prohibit a Party or is Affiliates from identifying the other Party or its Affiliates in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 8.1.6.  In the event that either Party is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body to disclose this Agreement, in whole or in part, the Parties will cooperate in preparing a redacted version of this Agreement and consider any comments received from the other Party with respect thereto in good faith, provided that the Party subject to such requirement shall have final decision-making authority with respect to the contents of such redacted version of this Agreement.

8.1.7.                          Remedies.  The Parties acknowledge and agree that the restrictions set forth in this Section 8.1 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of this Section 8.1 will result in irreparable injury to the other Party for which there will be no adequate remedy at law.  Notwithstanding the dispute resolution mechanism agreed to by the Parties in Section 14.1, in the event of a breach or threatened breach of any provision of Section 8.1 by a Party, the other Party will be authorized and entitled to obtain from any court of competent jurisdiction, applying the laws of that court, injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights will be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity.  The

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

breaching Party agrees to waive any requirement that the non-breaching Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.  Nothing in this Section 8.1.7 is intended, or will be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

8.2.                                              Compliance with Law.  Each Party hereby covenants to comply with all Applicable Law and industry professional standards applicable to its activities connected with the development (including Development), manufacture (including Manufacture), and commercialization (including Commercialization) (as applicable) of Products.  Without limiting the generality of the foregoing:

8.2.1.                          Patient Information.  Each Party agrees to abide by all laws, rules, regulations, and orders of all applicable supranational, national, federal, state, provincial, and local governmental entities concerning the confidentiality or protection of patient identifiable information or patients’ protected health information, as defined by any other applicable legislation in the course of their performance under this Agreement.

8.2.2.                          Debarment.  Each Party will not use in any capacity, in connection with the activities to be performed under this Agreement, any person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or analogous law, or who is the subject of a conviction described in such section or a corresponding section of any analogous law. Each Party will inform the other Party in writing immediately if it or any person who is performing or has performed activities hereunder or is conducting or has conducted any development of the Licensed Compounds or Product is debarred or is the subject of a conviction described in Section 306 or a corresponding section of any analogous law, or if any action, suit, claim, investigation or legal or administrative proceeding is pending relating to the debarment or conviction of such Party or any person performing services hereunder.

8.3.                                              Business Ethics.

8.3.1.                          Each Party will conduct its business in accordance with Applicable Law.  By signing this Agreement, each Party agrees to conduct its activities under this Agreement in a manner that is consistent with Applicable Law, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, each as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, or money laundering (collectively, “Anti-Corruption Laws”).

8.3.2.                          Each Party will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

or authorize the giving of anything of value (collectively, a “Prohibited Payment”) to any government or political party officials, officials of international public organizations, candidates for public office or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively, “Officials”) with respect to the subject matter of this Agreement or any other aspect of the other Party’s business where such Prohibited Payment would constitute a violation of any Anti-Corruption Law.  In addition, regardless of legality, each Party will make no Prohibited Payment, directly or indirectly, to any Official if such Prohibited Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of the other Party’s business.  Each Party acknowledges and agrees that none of it, or any of its Affiliates or its or their respective officers, directors, employees, agents and representatives (collectively, “Authorized Representatives”) is authorized to waive compliance with the provisions of this Section 8.3.2 and that each Party will be solely responsible for its compliance with the provisions of this Section 8.3.2 and the Anti-Corruption Laws irrespective of any act or omission of the other Party or any of its Affiliates, Sublicensees or its or their respective Authorized Representatives.  Each Party’s failure to abide by the provisions of this Section 8.3.2 shall be deemed a material breach of this Agreement and without prejudice to any other rights or remedies that may be available to the non-breaching Party under this Agreement or in law or equity.

8.4.                                              Export Restrictions.

8.4.1.                          Except in connection with the development or Manufacture of the Licensed Compounds and Products permitted hereunder, Ironwood will not knowingly sell, export, or distribute, directly or indirectly, any Product to any location outside of the Territory or take any action that Ironwood reasonably believes will result in such export.  Ironwood will not knowingly sell, export, or distribute, or permit any Third Party to do any of the foregoing, directly or indirectly, any Product or the Licensed Compounds to any location outside of the Territory that is intended to be the final location for sale, export or distribution of such Product or Licensed Compound or take any action that Ironwood reasonably believes would result in any of the foregoing (except in connection with the development or Manufacture of the Licensed Compounds and Products permitted hereunder).

8.4.2.                          Except in connection with the development or Manufacture of the Licensed Compounds and Products permitted hereunder (including outside the Field), AstraZeneca will not (and will cause its Affiliates and Sublicensees to not) knowingly sell, export, or distribute, directly or indirectly, any Product to any location in the Territory or take any action that AstraZeneca reasonably believes will result in such export.  AstraZeneca will not (and will cause its Affiliates and Sublicensees to not) knowingly sell, export, or distribute, or permit any Third Party to do any of the foregoing, directly or indirectly, any Product or Licensed Compound to any location within the Territory that is

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

intended to be the final location for sale, export or distribution of such Product or Licensed Compound or take any action that Ironwood reasonably believes would result in any of the foregoing (except in connection with the development or Manufacture of the Licensed Compounds and Products permitted hereunder (including outside the Field)).

9.                                      REPRESENTATIONS AND WARRANTIES

9.1.                                              Representations and Warranties of Each Party.  As of the Effective Date, each of AstraZeneca and Ironwood hereby represents and warrants to the other Party hereto as follows:

(a)                                 it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b)                                 the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)                                  it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)                                 the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any agreement to which it or its Affiliates is a party, (ii) the provisions of its charter or operative documents or bylaws or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)                                  it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to the other Party under this Agreement; and

(f)                                   it and its Affiliates have not violated in any manner that is reasonably likely to affect the rights of the other Party hereunder or adversely affect the development, or Commercialization of any Product hereunder, any laws, rules, regulations, or any order of any applicable supranational, national, federal, state, provincial, and local governmental entities, in each case, concerning the confidentiality or protection of patient identifiable information or patients’ protected health information, as defined by any applicable legislation.

9.2.                                              Additional Representations, Warranties and Covenants of AstraZeneca.  Except as disclosed to Ironwood in a separate written document provided in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

connection with the execution of this Agreement, AstraZeneca hereby represents, warrants and covenants to Ironwood that as of the Effective Date:

(a)                                 AstraZeneca has, with respect to any Patent Right that has reached the nationalization stage as of the Effective Date and will have at the time of nationalization of any other Patent Right, in each case, in the Territory, the sole and exclusive right in the Territory in and to the AstraZeneca Patent Rights listed in Schedule 9.2(a) attached hereto and the ownership of such AstraZeneca Patent Rights is as set forth on such Schedule 9.2(a).  AstraZeneca has the sole and exclusive rights in the Territory with respect to all AstraZeneca Know-How that it purports to grant to Ironwood hereunder, in each case free of any encumbrance, lien, or claim of ownership by any Third Party.

(b)                                 AstraZeneca is not subject to any agreement with a Third Party that includes a royalty or similar payment obligation to, or other restriction or limitation in favor of, such Third Party (including, for this purpose, to current or former officers, directors, employees, consultants or personnel of AstraZeneca or any predecessor) with respect to (i) its rights to practice the AstraZeneca Technology in the Territory or (ii) the development or Commercialization of any Licensed Compound or any Existing Product in the Territory.

(c)                                  To AstraZeneca’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the AstraZeneca Patent Rights or the AstraZeneca Know-How in the Territory.

(d)                                 To AstraZeneca’s Knowledge, the conception, development, and reduction to practice of the AstraZeneca Patent Rights and AstraZeneca Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

(e)                                  No AstraZeneca Patent Rights are subject to, or were developed pursuant to any funding agreement with any government or government agency.

(f)                                   AstraZeneca is not in material breach of any provisions of any agreements with Third Parties relating to the AstraZeneca Patent Rights or AstraZeneca Know-How, in a manner that is reasonably likely to affect the rights of Ironwood hereunder or adversely affect the development, or Commercialization of any Product hereunder.

(g)                                  AstraZeneca has not received any written or oral claim of ownership, inventorship or patent infringement from any Third Party (including by current or former officers, directors, employees, consultants,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

or personnel of AstraZeneca or any predecessor) with respect to the AstraZeneca Technology and AstraZeneca is not aware of any reasonable basis for any such claim.

(h)                                 No claim or litigation has been brought or threatened by any Person alleging, and AstraZeneca is not aware, that any of the AstraZeneca Patent Rights or the AstraZeneca Know-How are invalid or unenforceable.

(i)                                     To AstraZeneca’s Knowledge, the manufacture, use or sale of an Existing Product in the Territory in the Field will not infringe any issued claim of an issued patent right of any Third Party, other than Patent Rights that AstraZeneca Controls.

(j)                                    AstraZeneca has made available to Ironwood all Regulatory Approvals and Regulatory Submissions, including the Referenced Regulatory Filings and AstraZeneca Know-How in its Control regarding or related to any Licensed Compound or Product and all such Regulatory Approvals, Regulatory Submissions, Referenced Regulatory Filings and Ironwood Know-How are true and complete.  As of the Effective Date, AstraZeneca has prepared, maintained and retained all Regulatory Approvals and Regulatory Submissions pursuant to and in accordance with GCP and good laboratory practices, as applicable, and Applicable Law and all such information is and will be true and complete.

(k)                                 Material trade secrets comprising the AstraZeneca Know-How have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality.  To AstraZeneca’s Knowledge, no breach of such confidentiality with respect to such Know-How has been committed by any Third Party.

(l)                                     To AstraZeneca’s Knowledge, it has conducted any development and Commercialization activities in accordance with good laboratory and clinical practice and Applicable Law.

(m)                             To AstraZeneca’s Knowledge, neither AstraZeneca nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the development of the Licensed Compounds or the Products, failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the development of the Licensed Compounds or the Products, or committed an act, made a statement, or failed to make a statement with respect to the development of the Licensed Compounds or the Products that could reasonably be expected to provide a basis for the United States Food and Drug Administration to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

(n)                                 Neither AstraZeneca nor any of its Affiliates has been debarred or is subject to debarment and neither AstraZeneca nor any of its Affiliates has used in any capacity, in connection with the AstraZeneca Technology, the Licensed Compounds or the Products, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.

(o)                                 To AstraZeneca’s Knowledge, it and its Affiliates have not violated any material Anti-Corruption Laws with respect to the Territory except for such matters as has been disclosed to Ironwood prior to the Effective Date.

(p)                                 AstraZeneca has made available to Ironwood for review in due diligence all material (i) clinical and pre-clinical data relating to the Product(s) existing as of the Effective Date that is contained in Regulatory Submissions for such Product(s) in the Field in the Territory in its or any of its Affiliates’ possession, and (ii) AstraZeneca Know-How that has been requested of AstraZeneca by Ironwood or, to AstraZeneca’s Knowledge, is material to the development or Commercialization of the Product(s) hereunder.  To AstraZeneca’s Knowledge, all AstraZeneca Know-How that has been disclosed by AstraZeneca or its Affiliates to Ironwood under this Agreement or in connection with such due diligence or the negotiation of this Agreement is or will be true and correct in all material aspects.  All adverse information with respect to the safety and efficacy of the Products known to AstraZeneca or its Affiliates as of the Effective Date has been disclosed by Ironwood to AstraZeneca through such due diligence review.

(q)                                 Neither AstraZeneca nor its Affiliates Control any Know-How related to, or any Patent Right that Covers, a diagnostic medical device intended to measure or monitor serum uric acid levels.

9.3.                                              Additional Representations and Warranties of Ironwood.  Ironwood hereby represents, warrants and covenants to AstraZeneca that as of the Effective Date:

(a)                                 To Ironwood’s Knowledge, Ironwood and its Affiliates have not materially violated any Anti-Corruption Laws with respect to the Territory except for such matters as has been disclosed to Ironwood prior to the Effective Date.

(b)                                 Neither Ironwood nor any of its Affiliates has been debarred or is subject to debarment and neither Ironwood nor any of its Affiliates has

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

used in any capacity, in connection with the Ironwood Technology, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.

9.4.                                              Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party which drafted such terms and provisions.

9.5.                                              No Inconsistent Agreements.  Neither Party has in effect and after the Effective Date neither Party may enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement or limit the ability of either Party to grant the licenses set forth in Article 2 of this Agreement.

9.6.                                              Disclaimer.  THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, OR COMMERCIALIZATION OF ANY PRODUCT UNDER THIS AGREEMENT WILL BE SUCCESSFUL.

10.                               INTELLECTUAL PROPERTY

10.1.                                       Disclosure.  During the Term, the Parties will promptly disclose to one another all Collaboration Know-How (whether patentable or not).

10.2.                                       Ownership.

10.2.1.                   Ownership of Technology.  Except as set forth in Section 10.2.2, determinations as to which Party has invented any Patent Right or Know-How will be made in accordance with the standards of inventorship under U.S. patent law.  Subject to the license grants under Article 2, as between the Parties, Ironwood will own all Know-How, including any Product Development Data and Collaboration Know-How (other than Joint Know-How) that is invented, conceived or developed solely by employees of Ironwood or its Affiliates, or Third Parties acting on behalf of Ironwood or its Affiliates, and any Patent Rights claiming such Know-How, and AstraZeneca will own all AstraZeneca Technology including Product Development Data and Collaboration Know-How (other than Joint Know-How) that is invented, conceived, or developed solely by employees of AstraZeneca or its Affiliates, or Third Parties acting on

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

behalf of AstraZeneca or its Affiliates, and any Patent Rights claiming such Know-How.  Each Party will own an undivided one-half interest in and to the Joint Technology.  In the event inventorship and ownership of any Collaboration Technology cannot be resolved by the Parties with advice of their respective intellectual property counsel, such dispute will be resolved through arbitration pursuant to Section 14.1.3, provided such arbitration panel will include at least a single arbitrator who is a specialist in U.S. chemical and pharmaceutical patent law and in chemical and pharmaceutical patents.  Each Party shall make such assignments as are required to effect the ownership allocations set forth in this Section 10.2.1.  Subject to the licenses granted to the other Party under this Agreement and the other terms of this Agreement, each Party has a right to exploit its interest in the Joint Technology without the consent of and without accounting to the other Party except, neither Party may assign its right, title, or interest in the Joint Technology to any Person, except (a) in connection with a permitted transaction under Section 14.11, or (b) to an Affiliate.

10.2.2.                   Collaboration Development Data.  Each Party will own an undivided one-half interest in and to all Collaboration Development Data.  Subject to the licenses granted to the other Party under this Agreement and the other terms of this Agreement, each Party has the right to exploit its interest in the Collaboration Development Data without consent of and without accounting to the other Party, except neither Party may assign its right, title, or interest in the Collaboration Development Data to any Person, except (a) in connection with a permitted transaction under Section 14.11, or (b) to an Affiliate.

10.2.3.                   Employee Assignment.  Each Party shall procure from each of its employees and permitted assignees and subcontractors who are conducting work under this Agreement, rights to any and all Ironwood Technology, AstraZeneca Technology, Development Data or Joint Technology, as applicable, such that each Party shall receive from the other Party, without payments beyond those contemplated by this Agreement, the rights granted to such Party to use such Ironwood Technology (in the case of Ironwood), AstraZeneca Technology (in the case of AstraZeneca), Development Data or Joint Technology, as applicable, pursuant to this Agreement.  In the event such rights have not been secured or any original holder challenges such procurement, the Party responsible for procuring such rights [**].

10.3.                                       Intellectual Property Working Group.  The Parties will promptly establish an intellectual property working group (“IPWG”) comprised of at least one senior patent attorney and, as needed, one trademark attorney, from each Party, together with research and development personnel and such other representatives of the Parties as the Parties may determine to be appropriate from time to time, to manage and review the patent strategy for AstraZeneca Know-How and Collaboration Know-How to the extent such AstraZeneca Patent Rights and Collaboration Patent Rights are necessary or useful to develop, Manufacture or Commercialize the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Licensed Compounds or Products and perform such other activities as may be delegated to the IPWG pursuant to this Agreement or by the Parties from time to time during the Term by mutual written agreement.  All decisions of the IPWG will be made by consensus, with each Party’s representatives on the IPWG having collectively one vote on all matters that are within the responsibility of the IPWG.  In the event that the IPWG adopts a patent strategy, the Parties shall comply with such strategy in connection with the exercise of their rights under this Article 10.  If there is no such strategy, then the Party with the primary responsibility for an activity under this Article 10 will be responsible for developing and implementing the applicable strategy.  AstraZeneca’s rights and obligations with respect to participation in the IPWG pursuant to this Section 10.3 may be exercised by AstraZeneca or any of its Affiliates or its or their designees.

10.4.                                       Prosecution and Maintenance of Patent Rights.

10.4.1.                   Patent Prosecution and Maintenance.  Ironwood will have the first right, but not the obligation, to prepare, file, prosecute and maintain the AstraZeneca Patent Rights in the Territory and the Collaboration Patent Rights included in the Ironwood Patent Rights (the “Ironwood Collaboration Patent Rights”) worldwide.  Such activities shall be at [**]’s cost.  For AstraZeneca Patent Rights and the Ironwood Collaboration Patent Rights, Ironwood will provide AstraZeneca with (i) advance copies of, and a reasonable opportunity to comment upon, proposed patent filings in the Territory, including any provisional, PCT or other patent applications from which patent filings in the Territory can claim priority and prosecution strategies and proposed correspondence with patent offices in the applicable jurisdiction undertaken pursuant to any such filings, and will consider comments received in good faith and will not unreasonably reject such comments; and (ii) subject to Section 10.6.4, correspondence or other communications or actions which relate to the validity of AstraZeneca Patent Rights, Ironwood Patent Rights, and Collaboration Patent Rights, to the extent such Patent Rights are necessary or useful in the Territory to develop, Manufacture or Commercialize a Licensed Compound or Product in the Territory, which correspondence or other communications or actions that are to be made during the course of an action before a national patent office in the Territory (i.e., the United States Patent & Trademark Office) or national court in the Territory will require the mutual approval of both Parties.  With respect to AstraZeneca Patent Rights outside of the Territory, AstraZeneca shall (and shall cause its Sublicensees to) provide Ironwood with advance copies of any substantive filings in response to office actions related to the AstraZeneca Patent Rights in the Major Markets or prosecuted in the European Patent Office undertaken pursuant to any such filings, and will consider comments received from Ironwood in good faith and will not unreasonably reject such comments.  A Party providing comments in accordance with this Section 10.4.1 will provide such comments, if any, expeditiously and in any event in reasonably sufficient time to meet any filing deadline communicated to it by the other Party.  The Party receiving any such patent application and correspondence will maintain such information in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

confidence, except for patent applications that have been published and official correspondence that is publicly available.

10.4.2.                   Joint Patent Rights.  Ironwood will have the first right, but not the obligation, for the preparation, filing, prosecution and maintenance of the Joint Patent Rights.  Except as otherwise agreed by the Parties in writing, costs incurred under this Section 10.4.2 for Joint Patent Rights [**].

10.4.3.                   Second Rights.  If a Party decides not to file, prosecute or maintain an AstraZeneca Patent Right, an Ironwood Collaboration Patent Right or a Joint Patent Right, to the extent such Patent Right Covers the development, Manufacture or Commercialization of the Licensed Compounds or Products, with respect to AstraZeneca Patent Rights within the Territory and with respect to the Ironwood Collaboration Patent Rights and Joint Patent Rights outside of the Territory, it will give the other Party reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Patent Right to permit the other Party to carry out such activity.  After such notice, the other Party may, subject to the terms of any applicable license as a result of which a Party Controls such Patent Rights (i.e., other Third Party agreements), file, prosecute and maintain the Patent Right, and perform such acts as may be reasonably necessary for such other Party to file, prosecute or maintain such Patent Right, at its sole cost and expense, except [**].  If such other Party does so elect, then the Party which has elected not to pursue such filing, prosecution or maintenance will provide such cooperation to the other Party, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such patent activities, and will assign all of its right, title and interest to such patent, other than its license rights thereto provided by this Agreement, to the Party electing to pursue such patent activities.

10.4.4.                   Patent Term Extensions.  Regardless of which Party is filing, prosecuting and maintaining any Patent Right pursuant to this Article 10, the Parties shall attempt to make all decisions by mutual consent regarding all patent term extensions with respect to (a) the AstraZeneca Patent Rights in the Territory for which an application for patent term extension has been submitted as of the Effective Date, (b) the Ironwood Collaboration Patent Rights in the Territory and (c) the Joint Patent Rights worldwide, including, if applicable, in the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for such Patent Rights.  If, with respect to a Product and a country, the Parties cannot agree on which of such Patent Rights(s) as to which the term is to be extended in such country, then (i) with respect to such Patent Rights in the Territory, the Parties shall mutually agree on a Third Party patent lawyer (whose costs [**]) and shall give such lawyer instructions to resolve such disagreement in a manner designed to maximize the period of exclusivity for the applicable Product, and the decision

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

of such lawyer shall be binding on the Parties and (ii) AstraZeneca will have the right to make such decision outside the Territory for the Joint Patent Rights.  Upon request by a Party controlling a decision under this Section 10.4.4, the other Party shall reasonably cooperate in the implementation of such decision.

10.4.5.                   CREATE Act.  Notwithstanding anything to the contrary in this Article 10, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, (Public Law 108-453, 118 Stat. 3596 (2004)), as codified in 35 U.S.C. § 103(c)(2)-(c)(3) or 35 U.S.C. § 102(c), as applicable, when exercising its rights under this Article 10 without the prior written consent of the other Party.  With respect to any such permitted election, the Parties shall use [**] to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

10.5.                                       Trademarks and Domain Names.

10.5.1.                 Zurampic Product.  The Zurampic Product is to be Commercialized in the Territory under the ZURAMPIC® Marks and using the ZURAMPIC® Domain Names or under such other Trademarks and using such other domain names as the Parties may mutually agree, after good faith consultation with the Parties’ intellectual property counsel (the ZURAMPIC® Marks and each such other Trademark for the Zurampic Product, other than AstraZeneca House Marks or Ironwood House Marks, a “Product Trademark,” and the ZURAMPIC® Domain Names and each such other domain name for the Zurampic Product, other than those containing a AstraZeneca House Mark or Ironwood House Mark, a “Product Domain Name”).  Notwithstanding anything to the contrary in this Agreement, the Product Trademark for the Zurampic Product shall be ZURAMPIC® unless otherwise mutually agreed upon by the Parties.  After such time as the Parties determine that the launch by a Third Party of a Generic Equivalent of the Zurampic Product is imminent in the Territory, Ironwood may select any Trademark or domain name of its choosing for the Commercialization of any authorized generic version of the Zurampic Product in the Territory; provided that any such Trademark or domain name does not contain the term ZURAMPIC, any Product Trademark or any AstraZeneca House Mark or any other term or Trademark that is confusingly similar to, or a colorable imitation of, the term ZURAMPIC, any Product Trademark, any AstraZeneca House Mark or any other Trademark of AstraZeneca or any of its Affiliates.

10.5.2.                   Other Products.  Ironwood may select any Trademark or domain name of its choosing for the Commercialization of the Allopurinol Combination Product in the Territory, including the Trademarks and domain names identified on Schedule 10.5.2  (each such Trademark for the Allopurinol Combination Product, other than AstraZeneca House Marks or Ironwood House Marks, a “Combination Trademark,” and each such domain name for the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Allopurinol Combination Product, other than those containing a AstraZeneca House Mark or Ironwood House Mark, a “Combination Domain Name”); provided any such Trademark does not contain the term ZURAMPIC, any AstraZeneca House Mark or any other term or Trademark that is confusingly similar to, or a colorable imitation of, any Product Trademark or any AstraZeneca House Mark; and provided further that any such domain name does not contain, in whole or in part, the term ZURAMPIC, any Product Trademark or any AstraZeneca House Mark or any term or terms confusingly similar to or a colorable imitation thereof, except as required by Applicable Law.  Ironwood hereby acknowledges and agrees that AstraZeneca or one of its Affiliates will own all Combination Trademarks and all Combination Domain Names.  After such time as the Parties determine that the launch by a Third Party of a Generic Equivalent of the Allopurinol Combination Product is imminent in the Territory, Ironwood may select any Trademark or domain name of its choosing for the Commercialization of any authorized generic version of the Allopurinol Combination Product in the Territory; provided that any such Trademark or domain name does not contain the terms [**], any Allopurinol Combination Trademark (in whole or in part) or any AstraZeneca House Mark or any other term or Trademark that is confusingly similar to, or a colorable imitation of, any Allopurinol Combination Trademark, any AstraZeneca House Mark or any other Trademark of AstraZeneca or any of its Affiliates.

10.5.3.                   Ownership; Quality Control; Restrictions; Registration.

(a)         AstraZeneca or one of its Affiliates, as applicable, will own all Product Trademarks, Combination Trademarks, Product Domain Names and Combination Domain Names, subject to the license granted to Ironwood herein.  Ironwood hereby acknowledges AstraZeneca’s and its Affiliates’ exclusive right, title and interest in and to the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names and the Combination Domain Names, together with all goodwill associated therewith and all registrations and registration applications therefor, on a worldwide basis and acknowledges that nothing herein shall be construed to accord to Ironwood any rights in and to the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names and the Combination Domain Names, except for the license rights expressly granted to Ironwood under Section 10.5.6.  Ironwood shall not, and shall cause its Affiliates and permitted Sublicensees not to, use in their respective businesses, any Trademark or domain name (except as otherwise expressly permitted in this Agreement) that is confusingly similar to or a colorable imitation of, misleading or deceptive with respect to or that dilutes any (or any part) of the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names or the Combination Domain Names.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)         Ironwood shall, and shall cause its Affiliates and permitted Sublicensees to (i) within [**] with respect to those Quality Standards specified after the Effective Date, comply with all Trademark usage guidelines, quality standards, business practices, methodology, policies and procedures and technical and operational specifications as may be reasonably specified by AstraZeneca in writing from time to time or as the Parties may otherwise mutually agree or as may be imposed by Applicable Law with respect to the nature and quality of the Zurampic Products and of the Allopurinol Combination Product and the manner of use of the AstraZeneca House Marks, the Product Trademarks and the Combination Marks licensed to Ironwood hereunder (collectively, “Quality Standards”) and (ii) within [**] with respect to those Quality Standards specified after the Effective Date, make any changes to any Zurampic Product or Allopurinol Combination Product labeling, packaging, inserts or any advertising, marketing, promotional or other materials bearing any of the AstraZeneca House Marks, the Product Trademarks or the Combination Trademarks as AstraZeneca may reasonably request to achieve compliance with clause (i); provided, however, that AstraZeneca will provide Ironwood a reasonable opportunity to comment upon such requested changes and will consider comments received from Ironwood in good faith and will not unreasonably reject such comments, and (iii) use [**] not to do any act that endangers, destroys or similarly affects, in any material respect, the Product Trademarks, the Combination Trademarks or the AstraZeneca House Marks or the value of the goodwill associated with any of the Product Trademarks, the Combination Trademarks or the AstraZeneca House Marks.  Without limiting Ironwood’s obligations under this Section, from time to time at AstraZeneca’s request, Ironwood shall provide AstraZeneca with representative samples of such Zurampic Product or Allopurinol Combination Product label, packaging, insert, advertising, marketing, promotional or other materials, in each case, bearing a Product Trademark, a Combination Trademark or an AstraZeneca House Mark as AstraZeneca may request to permit AstraZeneca to evaluate Ironwood’s compliance with the Quality Standards.  Notwithstanding any of the foregoing, in no event shall AstraZeneca specify any Quality Standard following the Effective Date that materially affects the scope of the rights licensed to Ironwood under this Agreement or Ironwood’s rights to enjoy the benefits of such licensed rights.

(c)          Ironwood shall not, and shall cause its Affiliates and any permitted Sublicensees not to, (i) directly or indirectly, at any time challenge AstraZeneca’s or any of its Affiliates’ rights, title or interest in and to the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names or the Combination Domain Names, or in and to any registration or registration application therefor in any jurisdiction, (ii) do or cause to be done or omit to do anything, the doing, causing or omitting of which would contest or in any way materially impair the rights of AstraZeneca or any of its Affiliates in and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

to any of the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names or the Combination Domain Names, or in and to any registrations or registration applications therefor in any jurisdiction, (iii) represent to any Third Party that it has, in any jurisdiction, any ownership rights in or to any of the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names or the Combination Domain Names, or in or to any registration or registration application therefor or any other rights in any of the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names or the Combination Domain Names, other than the specific license rights conferred by this Agreement, or (iv) register or attempt to register any of the AstraZeneca House Marks, the Product Trademarks, the Combination Marks, the Product Domain Names or the Combination Domain Names (except as otherwise expressly permitted under this Agreement) or any confusingly similar Trademark (including any translation or transliteration of any of the AstraZeneca House Marks, the Product Trademarks or the Combination Trademarks or any colorable imitation thereof) as a Trademark with any governmental authority in its own name or in the name of any of its Affiliate or any Third Party in any jurisdiction.  Ironwood acknowledges and agrees that no ownership rights are vested or created in any of the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names or the Combination Domain Names anywhere in the world by the licenses and other rights granted in this Agreement and that all use of the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names and the Combination Domain Names by Ironwood and its Affiliates and permitted Sublicensees and all goodwill generated in connection therewith, shall inure solely for and to the benefit of AstraZeneca and its Affiliates.

10.5.4.                   Filing, Prosecution, Registration and Maintenance.  AstraZeneca shall have primary responsibility for the filing, prosecution, registration and maintenance of the Product Trademarks and the Combination Trademarks and the registration and maintenance of the Product Domain Names and the Combination Domain Names, using counsel of its choice.  If AstraZeneca decides not to file or continue to prosecute, register or maintain a Product Trademark or a Combination Trademark in the Territory or to obtain or maintain a Product Domain Name or a Combination Domain Name for use in the Territory, it will give Ironwood reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Product Trademark, Combination Trademark, Product Domain Name or Combination Domain Name in the Territory to permit Ironwood to carry out such activity.  After such notice, Ironwood may undertake such activity on behalf of and in the name of AstraZeneca, using counsel acceptable to AstraZeneca.  The expenses of the selection, filing, prosecution and maintenance of the Product Trademarks and the Combination Trademarks in the Territory and obtaining

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

and maintaining the Product Domain Name and the Combination Domain Names in the Territory will be borne by [**].  Each Party will keep the other Party regularly apprised of the status of its activities under this Section 10.5.4 and will notify the other Party, and shall consult with such other Party in good faith, with respect to any material, substantive issue or any opposition, cancellation, invalidity or other proceeding that may be raised or asserted against any application or registration for any Product Trademark or Product Domain Name in the Territory prior to taking any material action in response thereto.

10.5.5.                   Trademark and Domain Name Use.  Ironwood will utilize the AstraZeneca House Marks, the Product Trademarks, the Combination Trademarks, the Product Domain Names and the Combination Domain Names within the Territory only in accordance with this Agreement and for no other product or purpose in the Territory.  Ironwood shall have no right to use the AstraZeneca House Marks, the Product Trademarks or the Combination Trademarks outside of the Territory or outside of the Field or to direct any content hosted through any of the Product Domain Names or any of the Combination Domain Names to any consumers outside of the Territory.

10.5.6.                   Trademark and Domain Name License.  To effectuate the purposes of this Agreement, subject to the terms and conditions of this Agreement, AstraZeneca hereby grants to, and shall cause its Affiliates, as applicable, to grant to, Ironwood an exclusive (even as to AstraZeneca and its Affiliates, except to the extent the right to use such Trademarks are necessary for AstraZeneca to perform its obligations under this Agreement), royalty-bearing (as set forth in Section 7.3), nontransferable (except as set forth in Section 14.11) license, with the right to grant sublicenses as described in Section 2.6, to use and display (i) the Product Trademarks and the Product Domain Names in connection with the Commercialization of the Zurampic Product in accordance with this Section 10.5 solely in the Field in the Territory and (ii) the Combination Trademarks and the Combination Domain Names in connection with the Commercialization of the Allopurinol Combination Product in accordance with this Section 10.5 solely in the Field in the Territory.  Subject to the terms and conditions of this Agreement, and solely if and to the extent such use is required by Applicable Law, AstraZeneca hereby grants to, and shall cause its Affiliates, as applicable, to grant to, Ironwood a limited, non-exclusive, royalty-bearing (as set forth in Section 7.3), nontransferable (except as set forth in Section 14.11) license, without the right to grant sublicenses, to use and display such AstraZeneca House Mark as AstraZeneca may designate in connection with the Commercialization of the Zurampic Product in accordance with this Section 10.5, solely in the Field in the Territory.  Notwithstanding the foregoing or anything to the contrary herein, Ironwood shall have the right to use the AstraZeneca House Marks only in connection with the sale of the Effective Time Inventory (as defined in the Transitional Services Agreement) until the date the Parties mutually agree that Ironwood will cease such use.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

10.6.                                       Enforcement and Defense of Technology Rights.

10.6.1.                                   Notice.  Each Party shall provide to the other Party prompt written notice (i) of any actual or threatened infringement or misappropriation (A) any Ironwood Technology, AstraZeneca Technology, Collaboration Technology (including Joint Technology), Development Data, Product Trademark, Combination Trademark, Product Domain Name or Combination Domain Name by a Third Party in the Territory in the Field, or (B) any Collaboration Technology that is included in AstraZeneca Technology by a Third Party outside the Territory, or (ii) if any Ironwood Technology, AstraZeneca Technology, Collaboration Technology (including Joint Technology), Development Data, Product Trademark, Combination Trademark, Product Domain Name or Combination Domain Name, or any Collaboration Technology that is included in AstraZeneca Technology is subject to an invalidation, cancellation, opposition or other similar action (including any administrative or judicial action whether or not there is current or anticipated infringement or misappropriation), or a declaratory judgment action arising from such infringement or misappropriation (any of the foregoing, being an “Infringement”).

10.6.2.                                   Enforcement and Defense of Trademarks and Domain Names.  AstraZeneca shall have the first right (but not the obligation) to take such action as AstraZeneca, after consultation with Ironwood, deems necessary to enforce or defend any Product Trademark or Product Domain Name or any Combination Trademark or Combination Domain Name, against an Infringement by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice; provided that Ironwood shall have the right to provide input on the overall strategy for such action and AstraZeneca shall consider such input in good faith (and shall not unreasonably reject such input).  If AstraZeneca exercises its right to enforce (and so defend) any Product Trademark or Product Domain Name or any Combination Trademark or Combination Domain Name pursuant to this Section 10.6.2, Ironwood will reasonably cooperate with AstraZeneca with respect to such enforcement or defense, including by joining any lawsuit or proceeding as a party where such joinder is required under Applicable Law to enforce or so defend the Product Trademark or Product Domain Name or Combination Trademark or Combination Domain Name.  In the event that AstraZeneca declines to enforce or so defend the Product Trademark or Product Domain Name or the Combination Trademark or Combination Domain Name against an Infringement within [**] (or such shorter period as may be required to comply with legal or regulatory deadlines which relate to such Infringement) of becoming aware thereof, Ironwood will have the right (but not the obligation) to so enforce or so defend such Product Trademark or Product Domain Name or such Combination Trademark or Combination Domain Name at its sole cost and expense and using counsel of its own choice; provided that AstraZeneca shall have the right to provide input on the overall strategy for such action and Ironwood shall consider such input in good faith (and shall not unreasonably reject such input).  Irrespective of which Party controls an action pursuant to this Section 10.6.2, the Parties will collaborate with respect to such action.  In

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

furtherance of the foregoing, the Party responsible for any such action will keep the other Party reasonably informed, in person or by telephone, regarding the status and costs of such action or proceeding prior to and during any such enforcement or defense.  Neither Party will settle any such action without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  Neither Party will incur any liability to the other as a consequence of such litigation or any unfavorable decision resulting therefrom, but for clarity, this sentence is without limitation of a Party’s other obligations hereunder, including Sections 12.1 and 12.2.

10.6.3.                                   Costs and Recoveries for Trademarks and Domain Names.  The costs of any prosecution or defense of any Infringement of any Product Trademarks or Product Domain Names in the Territory or of any Combination Trademark or Combination Domain Name in the Territory will be borne by the enforcing Party.  Costs will be reimbursed to the Parties by the proceeds of any awards, judgments or settlements obtained in connection with an Infringement in the Territory and, in the case of enforcement by Ironwood, the remainder of such proceeds [**].

10.6.4.                                   Enforcement and Defense of Patent Rights.  Ironwood has the first right (but not the obligation) to enforce or defend in connection with any such enforcement activity any AstraZeneca Technology or Product Development Data of AstraZeneca in the Territory, Ironwood Technology or Product Development Data of Ironwood worldwide (provided that it has the sole right, but not the obligation, with respect to Ironwood Technology that is not Collaboration Technology), Collaboration Development Data and Collaboration Technology that is not included in Ironwood Technology (including Joint Technology) in the Territory, to the extent either Party has the legal power to enforce or defend such Technology (“Subject Technology”), against an Infringement in the Territory.  If Ironwood exercises its right to enforce (and so defend) any Subject Technology pursuant to this Section 10.6.4, AstraZeneca will reasonably cooperate with Ironwood with respect to such enforcement or defense, including by joining any lawsuit or proceeding as a party where such joinder is required under Applicable Law to enforce or so defend the Subject Technology.  In the event that Ironwood declines to enforce or so defend the Subject Technology (other than Ironwood Technology that is not Collaboration Technology) against an Infringement within [**] (or such shorter period as may be required to comply with legal or regulatory deadlines which relate to such Infringement) of becoming aware thereof, AstraZeneca will have the right to so enforce or so defend such Subject Technology against such Infringement.  AstraZeneca has the first right (but not the obligation) to enforce and defend any Joint Technology against an Infringement outside the Territory.  In the event that AstraZeneca declines to enforce or so defend such Technology against an Infringement within [**] (or such shorter period as may be required to comply with legal or regulatory deadlines which relate to such Infringement) of becoming aware thereof, Ironwood will have the right to so enforce or defend such Technology.  Notwithstanding the foregoing, (a) Ironwood may not settle any action under this Section 10.6.4 (whether in the Territory or outside the Territory) (i) in a manner

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

that imposes any costs or liability on AstraZeneca or involves any admission of the invalidity or unenforceability of any AstraZeneca Technology or Joint Technology or (ii) without first consulting with AstraZeneca, allowing AstraZeneca an opportunity to provide comments, and incorporating AstraZeneca’s comments in good faith and (b) AstraZeneca may not settle any action under this Section 10.6.4 (whether in the Territory or outside the Territory) (i) in a manner that imposes any costs or liability on Ironwood or involves any admission of the invalidity or unenforceability of any Ironwood Technology or Joint Technology or (ii) without first consulting with Ironwood, allowing Ironwood an opportunity to provide comments, and incorporating Ironwood’s comments in good faith.  Irrespective of which Party controls an action pursuant to this Section 10.6.4, the Parties will collaborate with respect to such action and the comments of the other Party will not be unreasonably rejected with respect to strategic decisions and their implementation with respect to such action.  In furtherance of the foregoing, the Party responsible for any such action will keep the other Party reasonably informed, in person or by telephone, regarding the status and costs of such action or proceeding prior to and during any such enforcement or defense.  Neither Party will settle any such action without the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  Neither Party will incur any liability to the other as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any such Subject Technology invalid, not infringed, not misappropriated or unenforceable, but for clarity, this sentence is without limitation of a Party’s other obligations hereunder, including Sections 12.1 and 12.2.

10.6.5.                                   Costs and Recoveries for Defense of Patent Rights.

(a)                            In the Territory.  The Parties agree that the costs of any prosecution or defense of any Infringement in the Territory will be borne by the enforcing Party.  Such costs will be reimbursed to the Parties by the proceeds of any awards, judgments or settlements obtained in connection with an Infringement in the Territory, the remainder of such proceeds [**]; provided that only that portion of the profits allocable to the recovery of lost sales of Product [**].

(b)                            Outside the Territory.  Costs of any prosecution or defense of any Infringement relating to Subject Technology outside the Territory [**] and the proceeds of any awards, judgments, or settlements obtained in connection with any prosecution or defense against any such Infringement [**].

10.7.                                       Third Party Claims.

10.7.1.                                   Third Party Claims - Course of Action.  If the development, Commercialization or Manufacture of a Product or the use of any Product Trademark, Combination Trademark, Combination Domain Name or Product

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Domain Name, in each case, under this Agreement is alleged by a Third Party to infringe a Third Party’s Patent Right(s) or Trademark rights or misappropriate a Third Party’s trade secret, the Party becoming aware of such allegation will promptly notify the other Party thereof, in writing, reasonably detailing the claim.

10.7.2.                   Third Party Suit.  Subject to Sections 12.1 through 12.3, if a Third Party sues a Party (the “Sued Party”) alleging that the Sued Party’s or the Sued Party’s Affiliates’ or Sublicensees’, development or Manufacture inside or outside the Territory for Commercialization in the Territory or Commercialization of the Product in the Territory or use of any of the Product Trademarks or Product Domain Names or any of the Combination Trademarks or Combination Domain Names infringes or will infringe said Third Party’s Patent Right(s) or Trademark rights or misappropriates said Third Party’s trade secret, then upon the Sued Party’s request and in connection with the Sued Party’s defense of any such Third Party suit, the other Party will provide reasonable assistance to the Sued Party for such defense and will join such suit if deemed a necessary party; provided that for suits relating to any Product Trademark or Product Domain Name or any Combination Trademark or Combination Domain Name, AstraZeneca will have the first right (but not the obligation) and Ironwood will have the second right (but not the obligation) to assume the defense of any such suit; provided further that, with respect to any suit Ironwood elects to defend, AstraZeneca may select separate counsel of its own choosing at AstraZeneca’s expense.  The Sued Party (or the controlling Party in the case of suits relating to any Product Trademark, Combination Trademark, Product Domain Name or Combination Domain Name) will keep the other Party, if such other Party has not joined in such suit, reasonably informed with respect to the status of such suit on a quarterly basis, in person or by telephone, prior to and during the pendency of any such suit.  The Sued Party or the controlling Party, as applicable, will not admit the invalidity or unenforceability of any Patent Right within the Ironwood Patent Rights, the AstraZeneca Patent Rights, or Joint Patent Rights, nor settle any such suit, without written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed (and AstraZeneca’s consent will not be required with respect to Ironwood Collaboration Patent Rights), and in the case of the Product Trademarks, Combination Trademarks, Product Domain Names and Combination Domain Names, neither Party will submit any argument or take any position in such Third Party suit which may in any way lessen, impair or undermine the Product Trademarks or the Combination Trademarks, as applicable, or settle any such suit, without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  Subject to the Parties’ respective indemnity obligations pursuant to Sections 12.1 and 12.2, all litigation costs and expenses incurred with respect to a Third Party suit, including settlement costs, royalties paid in settlement of any such suit, and the payment of any damages to the Third Party, under this Section 10.7.2 will be shared by the Parties equally [**], and the proceeds of any awards, judgments or settlements obtained in connection with any such suit

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

[**] after reimbursement of the Parties’ litigation costs and expenses (except for proceeds from any awards, judgments or settlements involving any Product Trademark, Combination Trademark, Product Domain Name or Combination Domain Name where AstraZeneca is the controlling Party, in such cases, AstraZeneca will be entitled to retain any such proceeds after reimbursement of the Parties’ litigation costs and expenses).

10.8.                                       Third Party Licenses.  If, either Party in good faith believes that, in order to avoid infringing or misappropriating any Third Party’s Patent Right, Know-How, Trademark or domain name, it is necessary to obtain a license to such Patent Right, Know-How, Trademark or domain name, from such Third Party in order to develop, Manufacture or Commercialize the Licensed Compound or the Existing Products in the Territory as contemplated herein, then such Party will deliver notice thereof to the other Party setting forth the basis for such belief.  Except with respect to any AstraZeneca House Mark with respect to which AstraZeneca has the sole right (and sole discretion over whether or not) to seek, negotiate and obtain a license for any such Third Party, Ironwood will have the first right (but not the obligation) through counsel of its choosing, to negotiate and obtain a license from such Third Party, in which case Ironwood shall be responsible, subject to Section 7.3, for paying all amounts and other considerations payable or issuable to Third Parties pursuant to any such license agreement.  If Ironwood elects not to obtain such license, AstraZeneca may, at its cost and expense and through counsel of its choosing, negotiate and obtain a sublicenseable license from such Third Party to develop, Manufacture and Commercialize the Existing Products to the extent of the rights granted to Ironwood hereunder.  If AstraZeneca obtains a Third Party license pursuant to this Section 10.8, then AstraZeneca shall notify Ironwood of all terms of such license that would be applicable to Ironwood as a sublicensee under such license, including payment obligations that would arise out of Ironwood’s use of such licensed rights in connection with the development, Manufacture and Commercialization of the Existing Products in the Territory (“Third Party Obligations”).  Ironwood shall be responsible for paying all amounts and other considerations payable or issuable to Third Parties pursuant to any such license agreement (and for complying with related reporting requirements) that are reasonably allocable to Ironwood’s exploitation of the rights granted under any such license, taking into account the scope of products, field and territory included under such license obtained by AstraZeneca, as determined by mutual agreement of AstraZeneca and Ironwood, in sufficient time for AstraZeneca to comply with the applicable terms and conditions of the applicable Third Party license agreement, and Ironwood may treat any such payments as payments made to a Third Party entitling Ironwood to a set off against royalties payment to AstraZeneca in accordance with Section 7.3; provided that Ironwood shall not have such obligations in respect of any such Third Party license agreement in the event that Ironwood notifies AstraZeneca within [**] of the receipt of the applicable notice of Third Party Obligations that Ironwood desires not to receive the benefit of a sublicense under such Third Party license agreement, in which event the intellectual property licensed to AstraZeneca from such Third Party shall not be deemed “Controlled” by AstraZeneca for purposes of Section 1.47 (and the license granted to Ironwood in Section 2.1 shall

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

be deemed to exclude ab initio any sublicense under such Third Party license agreement) and Ironwood shall not be responsible pursuant to this Section 10.8 for any payments due to such Third Party pursuant to such agreement.  Any sublicense granted to Ironwood with respect to such Third Party intellectual property shall be subject to the terms and conditions of the applicable Third Party license agreement.  Notwithstanding anything to the contrary in this Agreement, in the event that Ironwood and AstraZeneca are not able to agree as to the Third Party Obligations to be allocated to Ironwood under a Third Party license agreement, such dispute shall be resolved pursuant to Section 14.1.2 and 14.1.3 and, during the time period of any such dispute, the [**] time period set forth in this Section 10.8 for Ironwood to reject the Third Party Obligations set forth in AstraZeneca’s notice shall be tolled.  The above provisions of this Section 10.8 shall not apply to Third Party licenses of any Products other than the Existing Products, and Ironwood shall have the sole right and responsibility for any Third Party obligations arising out of the development, Manufacture or Commercialization of any Product which is not an Existing Product.

10.9.                                       Patent Marking.  Each Party agrees to mark or virtually mark and have its Affiliates and all Sublicensees mark or virtually mark all Products (or their containers or labels) sold pursuant to this Agreement in accordance with the applicable statutes or regulations in the country or countries of manufacture and sale thereof.

10.10.                                Patent Certifications.  Each Party will immediately give written notice to the other of any certification of which it becomes aware has been filed pursuant to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming that the Ironwood Patent Rights, AstraZeneca Patent Rights, or Collaboration Patent Rights, in each case, in the Territory Covering the Product are invalid or that infringement will not arise from the manufacture, use or sale in the Territory of such Third Party product by a Third Party.  Any response to such certification shall be governed by Section 10.6.4, provided that if Ironwood decides not to respond to such certification, including by bringing infringement proceedings against such Third Party, Ironwood will give notice to AstraZeneca of its decision not to bring suit within ten Business Days after receipt of notice of such certification (or, if the time period permitted by law is less than [**] Business Days, within half of the time period permitted by law for AstraZeneca to commence such action) and AstraZeneca may then, but will not be obligated to, bring suit against the Third Party that filed the certification in accordance with its second rights as described in Section 10.6.4.  Each Party shall cooperate with the other Party, including joining any action, as described in Section 10.6.4.  The costs and recoveries of the Parties under this Section 10.10 shall be allocated as described in Section 10.6.5.  In the event of a conflict between this Section 10.10 and Section 10.6.4, this Section 10.10 will control.

10.11.                                Privileged Communications.  In furtherance of this Agreement, it is expected that AstraZeneca and Ironwood will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications.  Such disclosures

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

are made with the understanding that they will remain confidential, they will not be deemed to waive any applicable attorney-client privilege and that they are made in connection with the shared community of legal interests existing between Ironwood and AstraZeneca, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of Ironwood Patent Rights, AstraZeneca Patent Rights and Joint Patent Rights.

11.                               TERM AND TERMINATION

11.1.                                       Term.  The term of this Agreement (the “Term”) will commence on the Effective Date and will continue in full force and effect, unless earlier terminated as provided in this Article 11, [**].

11.2.                                       Termination for Cause.

11.2.1.                   Termination for [**].  This Agreement may be terminated effective immediately by written notice by either Party at any time during the Term if the other Party [**] this Agreement, which breach remains uncured for [**] measured from the date written notice of such breach is given to the breaching Party by the non-breaching Party, which notice will specify the nature of the breach and demand its cure; provided, however, that if such breach is not capable of being cured within the stated period and the breaching Party uses [**] to cure such breach during such period and [**] this Agreement will not terminate and the cure period [**].  Further, in the case of a dispute during the cure period with respect to whether a [**] has occurred, the non-breaching Party shall not have the right to terminate this Agreement until it complies with the applicable dispute resolution procedures hereunder, including those set forth in Section 14.1.2, and the dispute has been resolved pursuant to such procedures and breach remains uncured [**] after the final resolution of the dispute through such dispute resolution procedures.  Notwithstanding anything to the contrary set forth in this Agreement but subject to the limitations set forth in Section 12.5, termination will not be deemed to relieve a defaulting party from any liability arising from such default.

11.2.2.                   Termination for Safety Reasons.  In the event that Ironwood determines in good faith in accordance with its internal procedures that there is a material safety issue associated with an Existing Product which safety issue was not disclosed to Ironwood prior to the Execution Date, then Ironwood shall discuss the matter with AstraZeneca as promptly as practicable.  Provided that Ironwood does not modify its decision following such discussion, Ironwood may terminate this Agreement effective upon written notice thereof to AstraZeneca.

11.2.3.                   Bankruptcy.  If a Party files in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

of a receiver or trustee of that Party or of its assets, or if a Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [**] after the filing thereof, or if a Party proposes or is a party to any dissolution or liquidation, or if a Party makes an assignment for the benefit of its creditors (each, a “Bankruptcy”), this Agreement may be terminated effective upon written notice by the other Party to such Party.

11.3.                                       Termination for Convenience.  Prior to its expiration, this Agreement may be terminated, [**] at any time by Ironwood effective upon at least [**] prior written notice to AstraZeneca for any reason.

11.4.                                       Termination for Failure of the Occurrence of the Effective Date.  If all applicable waiting periods under the HSR Act with respect to the transactions contemplated under this Agreement have not expired or been terminated within seventy five (75) days following the Execution Date, either Party may terminate this Agreement effective upon written notice thereof to the other Party.

11.5.                                       Competing Product.

11.5.1.                   Notice.  For [**] following the Effective Date, Ironwood will notify AstraZeneca in writing, referencing this Section 11.5.1, promptly upon (a) the submission of an NDA by Ironwood or an Affiliate for a [**] for approval by the FDA, (b) any Change of Control of Ironwood whereby following such Change of Control Ironwood or any of its Affiliates owns an NDA approved by the FDA or submitted for approval by the FDA for a [**], (c) any in-license to Ironwood or its Affiliate of a [**] for which an NDA has been approved by the FDA or submitted for approval by the FDA and (d) any acquisition by Ironwood or its Affiliate of a [**] for which an NDA has been approved by the FDA or an NDA has been submitted for approval by the FDA.

11.5.2.                   Consequences of Commercializing a Competing Product.  For [**] following the Effective Date, in the event that Ironwood or its Affiliate have made a sale of a Competing Product (for which an NDA has been approved by the FDA) for use in the Verinurad Field to a Third Party in the Territory, AstraZeneca may elect, in its sole discretion, within [**] of the date of such sale, to (a) continue this Agreement in accordance with its terms or (b) terminate this Agreement effective upon [**] written notice of termination (or any sooner date specified in such written notice) unless Ironwood and its Affiliates (i) intend to divest all commercial rights to such [**] in the Territory and (ii) promptly following receipt of such notice and within the [**] period specified above, divest the commercial rights to such [**] in the Territory.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

11.6.                                       Effects of Termination and Expiration.

11.6.1.                   Effects of Expiration.  Upon expiration of this Agreement, [**].  The licenses granted [**].

11.6.2.                   Effects of Termination [**].  If this Agreement is terminated [**], then the following provisions will be effective upon such termination:

(a)                                 All licenses granted [**], except to the extent required [**];

(b)                                 All licenses granted [**];

(c)                                  Ironwood will [**] to (i) [**], (ii) [**], and (iii) [**];

(d)          Ironwood will [**] (i) [**], and (ii) [**].  In addition, Ironwood will (A) [**] or (B) [**].  AstraZeneca will [**];

(e)                                  Until termination is effective, Ironwood will [**];

(f)          Sections 11.6.2(a) will be effective upon any such termination, and Sections 11.6.2(b), 11.6.2(c), 11.6.2(d), and 11.6.2(e) will be effective upon such termination or, in the case of termination by Ironwood pursuant to Section 11.3, upon AstraZeneca’s earlier election following a notice of termination.  [**].

11.6.3.                   Effects of Termination by Ironwood for AstraZeneca Material Breach or Insolvency.  If Ironwood terminates this Agreement pursuant to Section 11.2.1 or 11.2.3, all licenses granted by (a) [**], and (b) [**].  AstraZeneca will [**].

11.6.4.                   Alternative to Termination.  Without limitation of any other remedy that may be available to Ironwood hereunder, if Ironwood has the right under Section 11.2.1 or Section 11.2.3 to terminate this Agreement, but elects by written notice to AstraZeneca to not exercise such right and continue this Agreement, this Agreement shall continue in full force and effect, except that [**] to the extent such obligations accrue following the date of Ironwood’s notice.

11.6.5.                   Effects of Termination for Safety Reasons.  If Ironwood terminates this Agreement for safety reasons pursuant to Section 11.2.2, then the following provisions will be effective upon such termination:

(a)                                 All licenses granted [**];

(b)                                 Notwithstanding the survival provisions of Section 11.7, [**];

(c)                                  Ironwood will [**];

(d)           Ironwood will provide such documentation in its possession and control relating thereto and discuss such safety issue with AstraZeneca in good faith as reasonably requested by AstraZeneca for at least [**] after

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the effective date of such termination to assist Ironwood and to identify, further characterize, and fully document such safety issue.  Ironwood’s out-of-pocket costs for such assistance, if any, [**].  For clarity, Ironwood will not be required to generate any new information regarding such material safety issue or undertake any Development or Commercialization activities in the portion of the Territory to which any termination relates after providing notice of termination for a material safety issue under Section 11.2.2;

(e)                                  If, within [**] after the effective date of a termination of this Agreement pursuant to Section 11.2.2, either (i) AstraZeneca receives express authorization from a Regulatory Authority to recommence or continue the development and commercialization of the Product or (ii) a Safety Panel determines that it is reasonable for AstraZeneca to continue the development and commercialization of the Product, taking into account all safety issues with the Product, then AstraZeneca shall be afforded the more expanded reversion rights with respect to the Product as to which it would have been entitled had Ironwood terminated this Agreement pursuant to Section 11.3; provided, however, that AstraZeneca’s indemnification obligations with respect to the Product shall remain in effect and Ironwood shall no longer have any indemnification obligation to AstraZeneca or any AstraZeneca Indemnified Party with respect to any Product sold by or on behalf of AstraZeneca or its Affiliates or Sublicensees after the date of such termination.  AstraZeneca will have the right to convene a Safety Panel during such [**] period upon written notice to Ironwood.  Each Party will reasonably cooperate with and provide any reasonably requested information to such Safety Panel.  In the event that a Safety Panel determines that, pursuant to this Section 11.6.5(e), it is reasonable for AstraZeneca to continue the development and commercialization of the Product, the costs of such Safety Panel will be borne solely by [**] and otherwise, the costs of any Safety Panel will be borne solely by [**].

11.7.                                       Survival of Certain Obligations.  Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing before such expiration or termination.  The provisions of this Agreement that survive expiration or termination of this Agreement are: Articles 1 and 12 (excluding Section 12.4) and Sections 2.2, 2.3, 2.4.1 (upon expiration of this Agreement), 2.4.2, 2.6 (with respect to any licenses that survive), 2.10, 2.11, 3.2.2, 3.4, 3.5, 3.6 (Sections 3.2.1 through 3.6, to the extent the payment obligations in Section 7.4.1 survive termination), 4.4 (upon expiration of the Agreement) 6.6, 7.4.1 (in the event of a termination under Section 11.3), 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 8.1, 9.6, 10.2, 10.5.3(a), 11.6 (excluding Section 11.6.4), 11.7, 13.1, 14.1, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12, 14.14, 14.17 and 14.18.  Any expiration or early termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.  In no event will any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

milestone payment be due hereunder after the date on which a notice of termination is provided hereunder.

12.                               PRODUCT LIABILITY, INDEMNIFICATION, AND INSURANCE

12.1.                                       Indemnification by AstraZeneca.  AstraZeneca shall indemnify, defend and hold harmless Ironwood, its Affiliates, and each of its and their respective employees, officers, directors agents and permitted Sublicensees (each, an “Ironwood Indemnified Party”) from and against any and all Liabilities arising out of Third Party Claims to the extent resulting from or arising out of:

(a)                       any intentional misconduct or negligence [**] on the part of AstraZeneca or any of its Affiliates or Sublicensees in performing any activity contemplated by this Agreement or any Ancillary Agreement;

(b)                       any representation or warranty by AstraZeneca set forth in this Agreement or any Ancillary Agreement being untrue;

(c)                        the development, manufacture or commercialization in the Field in the Territory of the Licensed Compounds or Products by or on behalf of AstraZeneca or any of its Affiliates, which claims are based on acts or omissions occurring or failing to occur, in whole or in part, prior to the Effective Date or are conducted during the Term in support of development or commercialization outside the Territory, including in each case (i) any violation of Applicable Law in connection with such development or commercialization and (ii) personal injury or similar claims arising from the use of any Products;

(d)                       the development, manufacture or commercialization of the Licensed Compounds or Products by or by a Third Party on behalf of AstraZeneca or any of its Affiliates or Sublicensees (i) after the end of the Term (including the use of any intellectual property or materials that revert to AstraZeneca following expiration or termination of this Agreement) or (ii) outside the Territory;

(e)                        the infringement or misappropriation of any Third Party intellectual property rights by the exercise by Ironwood, its Affiliates or its Sublicensees of the rights to AstraZeneca Technology granted to Ironwood under Section 2.1 with respect to the Existing Products;

(f)                         any breach [**] by AstraZeneca of any of its covenants or obligations hereunder or under any Ancillary Agreement;

(g)                        the exercise by AstraZeneca, its Affiliates or Sublicensees (excluding such exercise by Ironwood, its Affiliates, and Sublicensees as licensees of AstraZeneca and Sublicensees of Ironwood hereunder) of rights under Section 2.2, including any exploitation of the Joint Technology or the Collaboration Development Data for purposes other

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

than exploitation of the Licensed Compounds and Products by AstraZeneca, its Affiliates, or its Sublicensees under this Agreement or any Ancillary Agreement; or

(h)                       any failure by AstraZeneca, its Affiliates or Sublicensees to maintain the global safety database with respect to the Products in accordance with Applicable Law or any failure to maintain, as required by Applicable Law, the adverse events and relevant safety information as submitted by Ironwood in accordance with AstraZeneca’s intake procedures;

except, in each case, to the extent Ironwood is obligated to indemnify AstraZeneca for such Liabilities pursuant to Section 12.2.

12.2.                                       Indemnification by Ironwood.  Ironwood shall indemnify, defend and hold harmless AstraZeneca, its Affiliates, Sublicensees, distributors and each of its and their respective employees, officers, directors and agents (each, an “AstraZeneca Indemnified Party”) from and against any and all Liabilities arising out of Third Party Claims to the extent resulting from or arising out of:

(a)                       any intentional misconduct or negligence [**] on the part of Ironwood or any of its Affiliates or Sublicensees in performing any activity contemplated by this Agreement or any Ancillary Agreement;

(b)                       any representation or warranty by Ironwood set forth in this Agreement or any Ancillary Agreement being untrue;

(c)                        (i) the development or manufacture in the Field of the Licensed Compounds or Product in support of development in the Territory or Commercialization or (ii) the Commercialization in the Field of the Licensed Compounds or Products, in each case by or by a Third Party on behalf of Ironwood or any of its Affiliates, which claims are based on acts or omissions conducted during or after the Term, including in each case any violation of Applicable Law in connection with such development or Commercialization;

(d)                       any breach [**] by Ironwood of any of its covenants or obligations hereunder or under any Ancillary Agreement; or

(e)                        any exploitation of the Joint Technology or the Collaboration Development Data by Ironwood or its Affiliates or Sublicensees for purposes other than exploitation of the Licensed Compounds and Products;

(f)                         any use by Ironwood of or submission by Ironwood to the global safety database established and maintained by AstraZeneca pursuant to Section 4.4;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

except, in each case, to the extent AstraZeneca is obligated to indemnify Ironwood for such Liabilities pursuant to Section 12.1.

12.3.                                       Procedure.  Each Party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder or for which Liability is shared pursuant to this Article 12.  In case any proceeding (including any governmental investigation) is instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 12, such Party (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party will meet to discuss how to respond to any claims that are the subject matter of such proceeding and shall cooperate with each other with respect to resolving such claims.  The Indemnifying Party, upon request of the Indemnified Party, will retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and will pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, the Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  All such fees and expenses incurred pursuant to Section 12.1 or 12.2 will be reimbursed as they are incurred.  The Indemnifying Party will not be liable for any settlement of any proceeding unless effected with its written consent.  The Indemnifying Party will not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding.  Notwithstanding the foregoing, if there is a conflict between this Section 12.3 and Section 10.7, the procedures in Article 10 will control.

12.4.                                       Insurance.  Both Parties agree to use [**] to obtain and maintain and mutually endorse each Party, during the Term of this Agreement, commercial general liability insurance coverage, including product liability insurance, with limits of not less than [**].

12.5.                                       Liability Limitations.

12.5.1.                                           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, OR FOR LOST PROFITS, LOST MILESTONES, OR LOST ROYALTIES UNDER THIS AGREEMENT OR ANY

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ANCILLARY AGREEMENT, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE DEVELOPMENT, COMMERCIALIZATION, USE OR SALE OF ANY LICENSED COMPOUND OR PRODUCT DEVELOPED, OR COMMERCIALIZED HEREUNDER OR UNDER ANY ANCILLARY AGREEMENT, OR (b) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. THE FOREGOING LIMITATIONS IN THIS SECTION 12.5.1 SHALL NOT APPLY TO (I) ANY LIABILITY OF EITHER PARTY ARISING FROM ITS OR ITS AFFILIATE’S OR SUBCONTRACTOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (II) ANY CLAIMS UNDER SECTIONS 12.1 OR 12.2 OR (III) ANY LIABILITY OF EITHER PARTY FOR A BREACH OF SECTION 8.1.

13.                               GUARANTEE.

13.1.                                       Zeneca Guarantee.  Zeneca, Inc. hereby unconditionally and irrevocably guarantees the covenants, obligations and liabilities of AstraZeneca under this Agreement (as may be amended from time to time) and shall cause AstraZeneca to comply with the provisions of this Agreement in connection with any performance of its obligations hereunder, except to the extent such obligations are satisfactorily performed by AstraZeneca.  This guaranty shall remain in full force and effect until the indefeasible satisfaction in full of the covenants, obligations and liabilities of AstraZeneca under this Agreement.

14.                               MISCELLANEOUS.

14.1.                                       Governing Law; Jurisdiction; Dispute Resolution.

14.1.1.                                           Governing Law.  The interpretation and construction of this Agreement will be governed by the laws of the [**], excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.1.2.                                           Dispute Resolution.  In the event of a dispute arising out of or relating to this Agreement, either Party will provide written notice of the dispute to the other, in which event the dispute will be referred to the executive officers designated below or their successors, for attempted resolution by good faith negotiations within [**] after such notice is received.  The designated officers are initially as follows:

For Ironwood:                                                                  Its Chief Executive Officer or his designate

For AstraZeneca:                                                  Its Chief Executive Officer or his designate

[**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

14.1.3.                                           Arbitration.

(a)                                 Claims.  Any claim, dispute, or controversy of whatever nature arising between the Parties out of or relating to this Agreement that is subject to but not resolved under Section 14.1.2 within the required thirty [**] time period, including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (“Claim”), will be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”).  One Arbitrator will be chosen by Ironwood and one Arbitrator will be chosen by AstraZeneca within [**] from the notice of initiation of arbitration.  The third Arbitrator will be chosen by mutual agreement of the Arbitrator chosen by Ironwood and the Arbitrator chosen by AstraZeneca within [**] of the date that the last of such Arbitrators were appointed.  The Arbitrators will be administered by the International Chamber of Commerce (“ICC”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes and such arbitration will take place in New York, New York.  In each case, the Arbitrators will be instructed by the Parties to complete the arbitration within [**] after selection of the final Arbitrator.

(b)                                 Arbitrators’ Award.  The Arbitrators will, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators will be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in the [**] or any other court of competent jurisdiction.  Any awards authorized by the Arbitrators will be subject to the limitations set forth in Section 12.5.  The Arbitrators will not be authorized to reform, modify or materially change this Agreement or any Ancillary Agreement.  With respect to any arbitration hearing stemming from a dispute over the determination of the allocation of Third Party Obligations to Ironwood pursuant to Section 10.8, notwithstanding anything to the contrary in this Section 14.1.3, the Arbitrators’ decision will be limited to choosing either the allocation of Third Party Obligations submitted to the Arbitrators by Ironwood or by AstraZeneca.

(c)                                  Costs.  Each Party will bear its own attorney’s fees, costs, and disbursements arising out of the arbitration and the costs of the arbitrator selected by it, and will pay an equal share of the fees and costs of the third arbitrator; provided, however, the Arbitrators will be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator of the arbitration and the Arbitrators.

(d)                                 Compliance with this Agreement.  Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties will continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(e)                                  Injunctive or Other Equity Relief.  Nothing contained in this Agreement will deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction applying the laws of that court in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

14.2.                                       Force Majeure.  No liability will result from, and no right to terminate will arise, in whole or in part, based upon any delay in performance or non-performance, in whole or in part, by either of the Parties to this Agreement to the extent that such delay or non-performance is caused by an event of Force Majeure.  “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, war, riot, civil commotion, strike, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster.  The Force Majeure Party will within [**] of the occurrence of the Force Majeure event, give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect.  Any suspension of performance will be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party will use reasonable effort to remedy its inability to perform; provided, however, if the suspension of performance continues or is anticipated to continue for [**] after the date of the occurrence, the unaffected Party will have the right but not the obligation to perform on behalf of the Force Majeure Party for a period of such Force Majeure and such additional period as may be reasonably required to assure a smooth and uninterrupted transition of such activities.  If such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, and continues for [**] from the date of the occurrence and the Parties are not able to agree on appropriate amendments within such period, such other Party will have the right, notwithstanding the first sentence of this Section 14.2, to terminate this Agreement immediately by written notice to the Force Majeure Party.  In the case of such a termination, [**].  Notwithstanding the foregoing, nothing in this Section 14.2 will excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

14.3.                                       HSR Filings.  Each of the Parties shall, within [**] after the Execution Date (or such other date as may be agreed by the Parties), file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any notification and report form required under the HSR Act

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(an “HSR Filing”), with respect to the transactions contemplated hereby.  The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing.  Each Party shall be responsible for its own costs and expenses with respect to any such filing, and Ironwood shall be responsible for the filing fee.  The Parties shall each use [**] to ensure that the applicable waiting period under the HSR Act expires or is terminated as soon as practicable.  Notwithstanding the foregoing, nothing in this Section 14.3 shall require (a) either Party to disclose to the other Party any information that is subject to obligations of confidentiality owed to Third Parties (nor shall either Party be required to conduct joint meetings with any governmental authority in which such information might be shared with the other Party), or (b) either Party or any of its Affiliates to commit to any divestiture, license (in whole or in part) or any arrangement to hold separate (or any similar arrangement) with respect to any of its products or assets or defend any litigation brought by a governmental authority against consummation of the transactions contemplated hereby.  If, within [**] after the Execution Date, the Parties jointly determine that no HSR Filing is required, the Parties shall confirm such agreement in writing, and the Parties shall not make an HSR Filing.

14.4.                                       Additional Approvals.  AstraZeneca and Ironwood will cooperate and use [**] to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.  Neither Party will be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining any governmental approvals of the transactions contemplated by this Agreement.

14.5.                                       Waiver and Non-Exclusion of Remedies.  A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy will not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies.  To be effective any waiver must be in writing.  The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth in this Agreement.

14.6.                                       Notices.

14.6.1.                                           Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement must be in writing, must refer specifically to this Agreement and will be deemed given only if delivered by hand, sent by facsimile transmission (with transmission confirmed), by PDF e-mail attachment with digital return receipt, or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.6.2 or to such other address as the Party to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

whom notice is to be given may have provided to the other Party in accordance with this Section 14.6.1.  Such Notice will be deemed to have been given as of the date delivered by hand, transmitted by facsimile (with transmission confirmed) or by PDF e-mail attached with digital return receipt, or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  This Section 14.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.6.2.                                           Address for Notice.

For Ironwood:

Ironwood Pharmaceuticals, Inc.

301 Binney Street

Cambridge, MA 02142

United States of America

Attention:  General Counsel

Fax: +1 [**]

E-mail: [**]

With a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

United States of America

Attention:  Marc A. Rubenstein, Esq.

Fax:  +1 (617) 235-0706

E-mail: marc.rubenstein@ropesgray.com

For AstraZeneca:

Ardea Biosciences, Inc.

1800 Concord Pike

Wilmington, DE 19803

Attn: Richard J. Kenny, Esq.

Fax:   + 1 [**]

E-mail: [**]

With a copy to:

Covington & Burling LLP

One Front Street

San Francisco, CA 94111-5356

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Attention: Amy L. Toro, Esq.

Fax: +1 (415) 955-6586

E-mail: atoro@cov.com

14.7.                                       Entire Agreement.  This Agreement, the Commercial Supply Agreement and the Transitional Services Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement.  This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement, including, but only as of and subject to the occurrence of the Effective Date, that certain [**].  Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.  Nothing in this Agreement is intended to limit or exclude any liability for fraud.  All Exhibits or Schedules referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement.  In the event of any inconsistency between any such Exhibits or Schedules and this Agreement, the terms of this Agreement will govern.

14.8.                                       Effectiveness.  This Agreement will take effect automatically on the Effective Date and no provision of this Agreement shall be effective until the Effective Date, except for the following sections, which shall be effective as of the Execution Date:  Sections 11.4, 14.3, and 14.4.  Each Party will use [**] to cause this Agreement to become effective as soon as practicable following the Execution Date.

14.9.                                       Language.  All meetings between the Parties will be conducted in English.  All documents prepared by one Party hereunder for the purpose of distribution to the other Party (or that are required to be provided to the other Party under this Agreement or any Ancillary Agreement) shall be written in English except as otherwise agreed by the Parties in writing or in any Ancillary Agreement.  The Parties shall coordinate regarding any other translations required in order to conduct activities with respect to the Licensed Compounds and Products hereunder in order to avoid duplicative effort and expense.  Notwithstanding the foregoing, in case of non-English language documents that were prepared by way of a certified translation of an English language document, provision of the original English language document (and upon request, the applicable certification) shall constitute a substitute for translation.

14.10.                                Amendment.  Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

14.11.                                Assignment.  Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except that, subject to the other terms of this Agreement, each Party will always have the right, without such consent, (a) [**], (b) [**], and (c) [**].  Notwithstanding anything in this Section 14.11, [**].  Any attempted assignment or delegation in violation of this Section 14.11 will be void.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

14.12.                                No Benefit to Others.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights in any other persons except as otherwise expressly provided in this Agreement.

14.13.                                Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same instrument.  An executed signature page of this Agreement delivered by facsimile transmission, including signatures in a fixed electronic format such as a PDF, will be as effective as an original executed signature page.

14.14.                                Severability.  To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and will not form part of this Agreement.  To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement will remain in full force and effect and the Parties will use [**] to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

14.15.                                Further Assurance.  Each Party will perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

14.16.                                Publicity.  Notwithstanding Section 8.1.6, each Party will issue a press release in the form of Exhibit C-1 and Exhibit C-2, respectively, following the Effective Date.  The Parties will consult with each other reasonably and in good faith with respect to the text and timing of any subsequent press releases relating to this Agreement or the activity hereunder prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure or which are consistent with information disclosed in prior releases properly made hereunder.

14.17.                                Certain Conventions.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit will be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) all definitions set forth herein will be deemed applicable whether the words defined are used herein with initial capital letters in the singular or the plural, (b) the word “will” will be construed to have the same meaning and effect as the word “shall,” (c) any definition of or reference to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any Person will be construed to include the Person’s successors and assigns, (e) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (f) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (g) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (h) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, (i) words of any gender include each other gender, (j) words such as “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (k) words using the singular will include the plural, and vice versa, (l) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import and (m) unless “Business Days” is specified, “days” will mean “calendar days.”

14.18.                                Relationship of the Parties.  The status of a Party under this Agreement will be that of an independent contractor.  Nothing contained in this Agreement will be construed as creating a partnership, joint venture, or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party.  All Persons employed by a Party or any of its Affiliates are employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party or its Affiliates, as applicable.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, duty authorized representatives of the Parties have duly executed this Agreement as of the Execution Date.

IRONWOOD PHARMACEUTICALS, INC.		ARDEA BIOSCIENCES, INC.

By:	/s/ Thomas Graney	By:	/s/ James Mackay

Name:	Thomas Graney	Name:	Dr. James Mackay

Title:	Chief Financial Officer	Title:	President & Chief Operating Officer

ZENECA INC. (solely with respect to Section 13.1)

		By:	/s/ Stephen Mohr

		Name:	Stephen Mohr

		Title:	Chairman, President & Secretary

SIGNATURE PAGE TO LICENSE AGREEMENT

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit A

Zurampic Development Plan

[**]

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit B

Allopurinol Combination Product Development Plan

[**]

[**]

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit C-1
Ironwood Press Release

Section 1.01 FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Enters into U.S. Licensing Agreement with AstraZeneca for Lesinurad

- Includes FDA-approved ZURAMPIC® (lesinurad), expected to launch second half 2016 for hyperuricemia associated with uncontrolled gout, and lesinurad/allupironol fixed-dose combination -

- Leverages Ironwood’s proven commercial capabilities in symptomatic diseases with high unmet need; Ironwood expects at least five U.S. launches by 2020 across its portfolio -

- $100M up front paid with cash on hand; Ironwood expects <$70M cash use for operations in 2016 and cash flow positive during 2018 -

CAMBRIDGE, Mass., April 26, 2016 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) announced today that it has entered into a licensing agreement with AstraZeneca plc for the exclusive U.S. rights to lesinurad. Lesinurad 200mg tablets were approved as ZURAMPIC® by the U.S. Food and Drug Administration (FDA) in December 2015 for use in combination with a xanthine oxidase inhibitor (XOI) for the treatment of hyperuricemia associated with uncontrolled gout.

Gout is a serious, progressive and debilitating form of inflammatory arthritis. As many as two million patients in the U.S. on urate-lowering therapy remain inadequately controlled, as XOI treatment alone is not sufficient to achieve their treatment goals. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy.

Under the terms of the agreement, Ironwood will make an up-front payment to AstraZeneca of $100 million to acquire exclusive U.S. rights to all products containing lesinurad, including the fixed-dose combination of lesinurad and allopurinol. AstraZeneca plans to submit the fixed-dose combination program for FDA regulatory review in the second half of 2016. Ironwood will pay AstraZeneca tiered single-digit royalties on product sales as well as sales-related and other

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

milestones of up to $165 million. AstraZeneca will manufacture and supply ZURAMPIC, provide certain product support services to Ironwood and complete the FDA post-approval commitment on Ironwood’s behalf.

“This transaction enables Ironwood to leverage our strong commercial capabilities to advance a durable franchise of innovative medicines addressing a significant unmet need in which patients are highly motivated and seeking relief — this is precisely the kind of opportunity the Ironwood team is successfully executing on in IBS-C and CIC,” said Tom McCourt, Chief Commercial Officer of Ironwood. “With focused investment into the gout franchise over time, we believe we can maximize cash flows and accelerate our progress as a top-performing commercial biotechnology company: following this transaction, we expect to execute on at least five new launches in the U.S. by 2020, beginning with ZURAMPIC in the second half of 2016 and continuing with, if approved, 72 mcg linaclotide in 2017 and a lesinurad-allopurinol fixed-dose combination in 2018.”

Luke Miels, Executive Vice President, Global Product and Portfolio Strategy, AstraZeneca, said, “We’re pleased to be entering into this agreement with Ironwood, a company with whom we already have a number of successful commercial partnerships. Our new agreement with Ironwood will ensure the successful launch of ZURAMPIC in the U.S., while allowing us to concentrate our resources on the innovative medicines in our main therapy areas.”

The development of AstraZeneca’s gout portfolio is led by Ardea Biosciences, a wholly-owned subsidiary. The transaction does not include the transfer of any AstraZeneca or Ardea employees or facilities. AstraZeneca also retains ownership of the rest of the Ardea portfolio, including RDEA3170, a Phase IIb-ready, potent, selective uric acid reabsorption inhibitor. Under the terms of the agreement, Ironwood will have certain rights to potentially access RDEA3170 in gout indications in the U.S. The licensing agreement is expected to close in the second quarter of 2016, subject to antitrust approval in the U.S.

Ironwood Financial Considerations

Ironwood expects to pay the $100 million up-front fee from cash on hand and does not anticipate requiring any financing to complete the transaction. Ironwood is updating its 2016 cash flow guidance: the company now expects to use less than $70 million in cash for operations in 2016, up from less than $60 million as previously guided, to incorporate ZURAMPIC integration and launch investments. Ironwood expects to provide updated guidance regarding total operating expenses for 2016 during its second quarter 2016 investor update. Initially, Ironwood expects less than $75 million in annual incremental commercial expenses associated with the gout franchise, with focused investment over time to maximize cash flow. The transaction is not expected to affect 2016 LINZESS marketing and sales expenses.

Ironwood expects the transaction to be cash flow accretive in 2019 and beyond and to add significant revenue, with annual U.S. sales estimated to exceed $300 million at peak and commercial margins expected to exceed 60% by 2022. ZURAMPIC and the lesinurad-allopurinol fixed-dose combination product have patent protection into at least 2028. Additionally, Ironwood expects to become cash flow positive during 2018 and believes that the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

growing contribution from its commercial business and cash on hand are sufficient to fully fund its core business inclusive of the gout franchise without the need to raise additional capital.

Webcast Information: Conference Call Today at 8:00 a.m. ET

Ironwood will host a conference call and webcast at 8:00 a.m. Eastern Time on Tuesday, April 26, 2016. Individuals interested in participating in the call should dial (877) 643-7155 (U.S. and Canada) or (914) 495-8552 (international) using conference ID number 98937375. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The call will be available for replay via telephone starting April 26, 2016, at approximately 11:00 a.m. Eastern Time, running through 11:00 a.m. Eastern Time on May 3, 2016. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 98937375. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About ZURAMPIC® (lesinurad) 200mg tablets

ZURAMPIC® (lesinurad) is the first Selective Uric Acid Reabsorption Inhibitor (SURI); it works selectively to complement xanthine oxidase inhibitors (XOIs) in the treatment of hyperuricemia associated with uncontrolled gout. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy. XOIs reduce the production of uric acid; ZURAMPIC increases the excretion of uric acid. Together, the combination of ZURAMPIC and an XOI provides a dual mechanism of action that both decreases production and increases excretion of uric acid, thereby lowering serum uric acid (sUA) levels in patients who have not achieved target serum uric acid levels with XOI treatment alone. ZURAMPIC selectively inhibits the function of transporter proteins urate transporter (URAT1) and organic anion transporter 4 (OAT4), involved in uric acid reabsorption in the kidney. In humans, it does not inhibit OAT1 and OAT3, which are drug transporters in the kidney associated with drug-drug interactions. The safety and efficacy of ZURAMPIC was established in three Phase III clinical trials that evaluated a once-daily dose of ZURAMPIC in combination with the XOI allopurinol or febuxostat compared to XOI alone.

Important Safety Information

WARNING: RISK OF ACUTE RENAL FAILURE MORE COMMON WHEN USED WITHOUT A XANTHINE OXIDASE INHIBITOR (XOI)

•                  Acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone

•                  ZURAMPIC should be used in combination with an XOI

Contraindications:

•                  Severe renal impairment (eCLcr less than 30 mL/min), end-stage renal disease, kidney transplant recipients, or patients on dialysis

•                  Tumor lysis syndrome or Lesch-Nyhan syndrome

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Warnings and Precautions:

•                  Renal events: Adverse reactions related to renal function have occurred after initiating ZURAMPIC. A higher incidence was observed at the 400-mg dose, with the highest incidence occurring with monotherapy use. Monitor renal function at initiation and during therapy with ZURAMPIC, particularly in patients with eCLcr below 60 mL/min, and evaluate for signs and symptoms of acute uric acid nephropathy. ZURAMPIC should not be initiated in patients with an eCLcr less than 45 mL/min

•                  Cardiovascular events: Major adverse cardiovascular events were observed with ZURAMPIC; a causal relationship has not been established

Adverse Reactions:

•                  Most common adverse reactions with ZURAMPIC (in combination with an XOI and more frequently than on an XOI alone) were headache, influenza, blood creatinine increased, and gastroesophageal reflux disease

Indication and Limitations of Use for ZURAMPIC

ZURAMPIC is a URAT1 inhibitor indicated in combination with an XOI for the treatment of hyperuricemia associated with gout in patients who have not achieved target serum uric acid levels with an XOI alone.

•                  ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia

•                  ZURAMPIC should not be used as monotherapy

Please see full Prescribing Information, including Boxed Warning, at: http://www.azpicentral.com/zurampic/zurampic.pdf.

About Hyperuricemia and Gout

Gout is a serious, progressive and debilitating form of inflammatory arthritis that affects more than 8 million people in the U.S., with approximately 4 million of those patients on treatment, creating a market estimated at $1 billion. Approximately 2 million gout patients suffer from uncontrolled gout, in which traditional first-line xanthine oxidase inhibitor (XOI) treatment alone is not sufficient to achieve target serum uric acid (sUA) levels. Among patients treated in clinical trials, less than 50% of patients on the XOI allopurinol 300mg reached sUA target levels <6.0mg/dL.

The underlying cause of gout is hyperuricemia (elevated sUA), which leads to the deposition of crystals primarily in the joints and also in other tissues. This can result in recurrent attacks of inflammatory arthritis and, if left uncontrolled, could lead to chronic, progressive arthritis and tophus (visible deposits of urate crystals) formation. The goal of sUA lowering treatment is to reduce sUA levels to the target level of <6.0mg/dL as recommended by both the American College of Rheumatology (ACR) and the European League Against Rheumatism (EULAR). For patients who cannot reach this target on an XOI alone, the current ACR and EULAR guidelines recommend adding an agent that increases uric acid excretion.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

shareholders, and empowering our passionate team. We are advancing an innovative pipeline of medicines in multiple areas of significant unmet need, including irritable bowel syndrome with constipation (IBS-C)/chronic idiopathic constipation (CIC), vascular and fibrotic diseases, and refractory gastroesophageal reflux disease, among others. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader in the IBS-C/CIC category, and we are applying our proven R&D and commercial capabilities to advance multiple internally-developed and externally-accessed product opportunities. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of diseases in three main therapy areas - respiratory, inflammation, autoimmune disease (RIA), cardiovascular and metabolic disease (CVMD) and oncology — as well as in infection and neuroscience. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements about the benefits anticipated from the addition of the gout franchise to Ironwood’s portfolio; the timing of the closing of the lesinurad transaction;  development, launch and commercialization plans for lesinurad and our product candidates; market size, growth and opportunity, including peak sales, and potential demand for lesinurad, as well as its potential impact on applicable markets; the potential indications for, and benefits of, lesinurad; the anticipated timing of regulatory developments for the fixed-dose combination of lesinurad and allopurinol; the design, timing and results of clinical and preclinical studies; the timing of filings with regulatory authorities; expected periods of patent exclusivity; and our company’s financial performance and results, and guidance and expectations related thereto, including our projected cash needs and expectations regarding the need for future financings, expectations regarding the accretive nature of the transaction and the timing of such accretion, revenue from the transaction, commercial margin, cash flows, operating expenses, commercial expenses, the effect of the transaction on 2016 LINZESS marketing and sales expense, and the timing of providing updated guidance on total operating expenses following closing. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to, the risk that the transaction does not close or is delayed; the risk that we are unable to successfully integrate lesinurad into our existing business or are unable to realize the anticipated benefits of the lesinurad transaction; those related to our growth strategy; decisions made by U.S. regulatory authorities, the U.S. Patent and Trademark Office and their foreign counterparts; intellectual property rights of competitors or potential competitors; efficacy, safety and tolerability of lesinuard, linaclotide and our product candidates; competition in disease

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

states; the commercial potential of lesinurad, linaclotide, our product candidates and the other products that we promote; and the risk that we are unable to manage our operating expenses and capital expenditures due to foreseeable or unforeseeable events or occurrences. Applicable risks also include those that are listed under the heading “Risk Factors” and elsewhere in Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2015 and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements.

LINZESS is a trademark owned by Ironwood Pharmaceuticals, Inc.  Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

SOURCE: Ironwood Pharmaceuticals, Inc.

Ironwood Media Relations: Trista Morrison, 617-374-5095, tmorrison@ironwoodpharma.com

Ironwood Investor Relations: Mary T. Conway, 617-768-2628, maconway@ironwoodpharma.com

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit C-2
AstraZeneca Press Release

ASTRAZENECA ENTERS INTO US LICENSING AGREEMENT WITH IRONWOOD PHARMACEUTICALS FOR LESINURAD

Agreement includes US rights to Zurampic and lesinurad/allopurinol fixed-dose combination in gout

25 April 2016

AstraZeneca today announced that it has entered into a licensing agreement with Ironwood Pharmaceuticals for the exclusive US rights to Zurampic® (lesinurad). Zurampic was approved by the US Food and Drug Administration (FDA) in December 2015, in combination with a xanthine oxidase inhibitor (XOI), for the treatment of hyperuricemia associated with uncontrolled gout.

Under the terms of the agreement, Ironwood will acquire exclusive US rights to Zurampic. In addition, Ironwood will gain the exclusive US rights to the fixed-dose combination of lesinurad and allopurinol. AstraZeneca plans to submit the fixed-dose combination programme for regulatory review in the second half of 2016. Ironwood will pay AstraZeneca sales-related and other milestone payments of up to $265 million and tiered single-digit royalties on Product Sales. AstraZeneca will manufacture and supply Zurampic, provide certain support and services to Ironwood and undertake the FDA post-approval commitment on their behalf.

Luke Miels, Executive Vice President, Global Product and Portfolio Strategy, AstraZeneca, said: “We’re pleased to be entering into this agreement with Ironwood, a company with whom we already have a number of successful commercial partnerships. Our new agreement with Ironwood will ensure the successful launch of Zurampic in the US, while allowing us to concentrate our resources on the innovative medicines in our main therapy areas.”

Tom McCourt, Chief Commercial Officer of Ironwood, said: “This transaction enables Ironwood to leverage our strong commercial capabilities to advance a durable franchise of innovative medicines addressing a significant unmet need in which patients are highly motivated and seeking relief. With focused investment into the gout franchise over time, we believe we can maximize cash flows and accelerate our efforts to build a top-performing commercial biotechnology company.”

Gout is a serious, progressive and debilitating form of inflammatory arthritis. Approximately two million patients in the US on urate lowering therapy remain inadequately controlled, as XOI treatment alone is not sufficient to achieve their treatment goals.

The development of AstraZeneca’s gout portfolio is led by Ardea Biosciences, a wholly owned subsidiary. The transaction does not include the transfer of any AstraZeneca or Ardea employees

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

or facilities. AstraZeneca also retains the rights to the rest of the Ardea portfolio, including RDEA3170, a Phase IIb ready, potent selective uric acid reabsorption inhibitor. Under the terms of the agreement, Ironwood will have certain rights to potentially access RDEA3170 in gout indications in the US. The licensing agreement is expected to close in the second quarter of 2016, subject to antitrust approval in the US.

Financial considerations

Revenue from the licensing agreement will provide AstraZeneca with recurring Externalisation Revenue from any expected milestone payments and tiered single-digit royalty payments on Product Sales. The agreement does not impact AstraZeneca’s financial guidance for 2016.

— ENDS —

NOTES TO EDITORS

About Zurampic

ZURAMPIC® (lesinurad) is the first in a new class of medicines called Selective Uric Acid Reabsorption Inhibitors (SURI) that work selectively to complement xanthine oxidase inhibitors (XOIs) in the treatment of hyperuricemia associated with uncontrolled gout. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy. XOIs reduce the production of uric acid; ZURAMPIC increases the excretion of uric acid. Together, the combination of ZURAMPIC and an XOI provides a dual mechanism of action that both decreases production and increases excretion of uric acid, thereby lowering serum uric acid (sUA) levels in patients who have not achieved target serum acid levels with XOI treatment alone. ZURAMPIC selectively inhibits the function of transporter proteins urate transporter (URAT1) and organic anion transporter 4 (OAT4), involved in uric acid reabsorption in the kidney. In people, it does not inhibit OAT1 and OAT3, which are drug transporters in the kidney associated with drug-drug interactions. The efficacy of ZURAMPIC was established in three Phase III clinical trials that evaluated a once daily dose of ZURAMPIC in combination with the XOI allopurinol or febuxostat compared to XOI alone.

About Ironwood

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are advancing an innovative pipeline of medicines in multiple areas of significant unmet need, including irritable bowel syndrome with constipation (IBS-C)/chronic idiopathic constipation (CIC), vascular and fibrotic diseases, and refractory gastroesophageal reflux disease, among others. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader in the IBS-C/CIC category, and we are applying our proven R&D and commercial capabilities to advance multiple internally-developed and externally-accessed product opportunities. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

About Ardea Biosciences

Ardea Biosciences is a member of the AstraZeneca Group, located in San Diego, California. Ardea is leading the development of AstraZeneca’s gout portfolio, including Zurampic and RDEA3170.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of diseases in three main therapy areas - respiratory, inflammation, autoimmune disease (RIA), cardiovascular and metabolic disease (CVMD) and oncology — as well as in infection and neuroscience. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

CONTACTS

Media Enquiries

Neil Burrows	UK/Global	+44 20 7604 8032

Vanessa Rhodes	UK/Global	+44 20 7604 8037

Karen Birmingham	UK/Global	+44 20 7604 8120

Jacob Lund	Sweden	+46 8 553 260 20

Michele Meixell	US	+1 302 885 2677

Investor Enquiries

UK

Thomas Kudsk Larsen		+44 7818 524185

Eugenia Litz	RIA	+44 7884 735627

Nick Stone	CVMD	+44 7717 618834

Craig Marks	Finance	+44 7881 615764

Christer Gruvris	Consensus Forecasts	+44 7827 836825

US

Lindsey Trickett	Oncology, ING	+1 240 543 7970

Mitch Chan	Oncology	+1 240 477 3771

Dial / Toll-Free		+1 866 381 7277

Key: RIA - Respiratory, Inflammation and Autoimmunity, CVMD - Cardiovascular and Metabolic Disease,

ING - Infection, Neuroscience and Gastrointestinal

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.93
Licensed Compound

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.137
[**] High Level Results

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.151
[**] Interim High Level Results

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.157

Verinurad

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 3.7

Additional Development Activities

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 5.1

Clinical Supply Agreement Exceptions

•                  “Finished Products”:  To be adjusted to reflect needs for clinical supply but, in all cases, to include Existing Products in bulk form and Lesinurad unless otherwise mutually agreed by the Parties.

•                  “Term”:  To be adjusted to reflect needs for clinical supply.

•                  Section 2.1:  Purchase by Ironwood will be solely for research, development and manufacture, not sale or distribution.

•                  Articles 3 and 4 and Schedules 2 and 4:  [**].

•                  Article 5:  [**].

•                  Section 5.3:  [**].

•                  Article 6:  Delete.

•                  Section 7.1:  Delete.

•                  Section 7.3:  Delete.

•                  Section 9.1 and 10.1:  [**].

•                  Article 11:  Product warranties to be adjusted to reflect clinical context.

•                  Section 11.4:  [**].

•                  Sections 12.6 and 12.7 and Schedule 3:  Include only if relevant to the particular clinical supplies.

•                  Article 13:  Delete if packaging is not desired by Ironwood.

•                  Article 14:  Delete.

•                  Article 15.1: Amend existing Quality Assurance Agreement or enter into new agreement to cover clinical supply, as needed.

•                  Article 21:  [**].

•                  Article 22:  [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 6.1.2

Commercialization Plan

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 9.2(a)

AstraZeneca Patent Rights

Title	Jurisdiction	Application No.	Patent No.	Filing Date	Issue Date	Expiration Date(1)	Status
2-(5-BROMO-4-(4- CYCLOPROPYLNAPHTHALEN-1-YL)-4H-1,2,4-TRIAZOL-3-YLTHIO)ACETIC ACID AND METHYL ESTER	United States United States United States PCT United States	60/604.219 60/604,220 60/686,351 PCT/US05/30259 12/633,638	8,003,681	25-Aug-2004 25-Aug-2004 31-May-2005 25-Aug 2005 08-Dec-2009	23-Aug-2011	25-Aug-2025	Expired Expired Expired Expired Granted

NOVEL COMPOSITIONS AND METHODS OF USING THEM	United States United States United states PCT United States United States United States United States United States [**]	60/990,574 61/094,388 61/118,386 PCT/US08/84988 12/324,764 13/174,522 13/174,568 13/174,594 13/954,730 [**]	8,084,483 8,283,369 8,357,713 8,546,437	27-Nov-2007 04-Sep-2008 26-Nov-2008 26-Nov-2008 26-Nov-2008 30-Jun-2011 30-Jun-2011 30-Jun-2011 30-Jul-2013 [**]	27-Dec-2011 09-Oct-2012 22-Jan-2013 01-Oct-2013	17-Aug-2029 26-Nov-2028 26-Nov-2028 29-Apr-2029	Expired Abandoned Expired Expired Granted Granted Granted Granted Abandoned [**]

METHODS FOR TREATING HYPERURICEMIA AND RELATED DISEASES	United States United States United States PCT United States	61/252,530 61/252,537 61/265,240 PCT/US10/52958 13/879,373		16-Oct-2009 16-Oct-2009 30-Nov-2009 15-Oct-2010 01-May-2013			Expired Expired Expired Expired Pending

TREATMENT OF GOUT	United States United States	61/319,014 61/355,004		30-Mar-2010 15-Jun-2010			Expired Expired

(1)  Excluding any available patent term extension

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Title	Jurisdiction	Application No.	Patent No.	Filing Date	Issue Date	Expiration Date(1)	Status
	United States United States United States United States PCT PCT United States United States United States	61/411,449 61/430,522 61/468,797 61/489,420 PCT/US11/30364 PCT/US11/40398 13/637,343 13/704,192 14/939,963	9,216,179	08-Nov-2010 06-Jan-2011 29-Mar-2011 24-May-2011 29-Mar-2011 14-Jun-2011 24-Oct-2012 08-Mar-2013 12-Nov-2015	22-Dec-2015	01-Aug-2031	Expired Expired Expired Expired Expired Expired Allowed Granted Pending

HYPERTENSION AND HYPERURICEMIA	United States United States United States	61/489,597 PCT/US12/39011 14/119,599		24-May-2011 22-May-2012 04-Feb-2014			Expired Expired Pending

POLYMORPHIC FORMS OF 2-(5-BROMO-4-(4-CYCLOPROPYLNAPHTHALEN-1-YL)-4H-1,2,4-TRIAZOL-3-YLTHIO)ACETIC ACID AND USES THEREOF	United States PCT United States United States United States	61/428,660 PCT/US11/67657 13/339,283 13/967,255 14/577,129	8,546,436	30-Dec-2010 28-Dec-2011 28-Dec-2011 28-Dec-2011 28-Dec-2011	01-Oct-2013	24-Feb-2032	Expired Expired Granted Abandoned Allowed

POLYMORPHIC, CRYSTALLINE AND MESOPHASE FORMS OF SODIUM 2-(5-BROMO-4-4-CYCLOPROPYLNAPHTHALEN-1-YL)-4H-1,2,4-TRIAZOL-3-YLTHIO)ACETATE, AND USES	United States PCT United States United States	61/293,602 PCT/US11/20233 13/375,607 13/954,736	8,524,754	08-Jan-2010 05-Jan-2011 09-Feb-2012 30-Jul-2013	03-Sep-2013	05-Jan-2031	Expired Expired Granted Abandoned

MANUFACTURE OF 2-(5-BROMO-4-(4-CYCLOPROPYLNAPHTHALEN-1-YL)-4H-1,2,4-TRIAZOL-3-YLTHIO)ACETIC ACID	United States United States PCT United States [**]	61/667,922 61/667,918 PCT/US13/49135 14/409,806 [**]	9,296,709	03-Jul-2012 03-Jul-2012 02-Jul-2013 19-Dec-2014 [**]	29-Mar-2016	02-Jul-2033	Expired Abandoned Expired Granted [**]

[**]	[**]	[**]		[**]			[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 10.5.1

Product Domain Names for the Zurampic Product and ZURAMPIC® Marks

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ZURAMPIC® Marks

Country	Mark	App No App Date	Reg No Reg Date

US Federal		86488044 22-DEC-2014	4865620 08-DEC-2015
US Federal	ZURAMPIC	86338542 16-JUL-2014	4849004 10-NOV-2015

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 10.5.2

Possible Trademarks and Domain Names for Allopurinol Combination Product

Possible Domain Names for the Allopurinol Combination Product

[**]

[**]

Possible Trademarks:

Country	Mark	App No App Date	Reg No Reg Date

US Federal	[**]	[**]	[**]
US Federal	[**]	[**]	[**]